PURCHASE AGREEMENT

By and Between

Crompton Co./Cie, as the Seller

and

Bayer CropScience Inc., as the Purchaser

Dated as of March 22, 2004

SCHEDULES
Schedule 4.1(b):	Authorizations, Consents and Approvals Needed by the Seller
Schedule 4.1(c):	[Intentionally Deleted]
Schedule 4.1(d):	Authorizations, Consents and Approvals Relating to the Partnership
Schedule 4.1(e):	Title to Offered Partnership Interest
Schedule 4.1(f):	Partnership Benefit Plans
Schedule 4.1(g):	Pending Litigation Against the Seller or the Partnership
Schedule 4.1(h):	Subsidiaries and Other Investments
Schedule 4.1(i):	Taxes
Schedule 4.1(j):	Undisclosed Liabilities (Seller's Knowledge)
Schedule 4.1(l):	Necessary Assets
Schedule 4.2(b):	Authorization, Consents and Approvals Needed by the Purchaser
Schedule 4.2(c):	Pending Litigation Against the Purchaser or the Partnership
Schedule 4.2(d):	Undisclosed Liabilities (Purchaser's Knowledge)
Schedule 5.1(b):	Conduct of Business Prior to Closing
Schedule 6.1(j):	Material Agreements Requiring Consent
Schedule 7.1(c):	Requested Pre-Exercise Technology
Schedule 7.1(d):	Requested Crompton Technology
Schedule 7.4:	List of Employees (No-Hire)
Schedule 8.4(c)(iv):	Locations in Canada

EXHIBITS

EXHIBIT A [INTENTIONALLY DELETED]

EXHIBIT B [INTENTIONALLY DELETED]

EXHIBIT C FORM OF OPINION OF COUNSEL TO PURCHASER

EXHIBIT D FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E FORM OF ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

EXHIBIT F FORM OF TERMINATION AGREEMENT FOR MARKETING RIGHTS AND MARGIN AGREEMENT

EXHIBIT G FORM OF AMENDMENT TO PRE-EXERCISE DISTRIBUTION AND TECHNOLOGY LICENSE AGREEMENT

EXHIBIT H [INTENTIONALLY DELETED]

EXHIBIT I FORM OF CONSENT (MATERIAL CONTRACTS)

EXHIBIT J FORM OF INCUMBENCY AND SPECIMEN CERTIFICATE

EXHIBIT K FORM OF OFFICER'S CERTIFICATE REGARDING WARRANTIES

EXHIBIT L [INTENTIONALLY DELETED]

EXHIBIT M [INTENTIONALLY DELETED]

EXHIBIT N FORM OF DISTRIBUTOR AGREEMENT - CANADIAN FORMULATIONS

EXHIBIT O [INTENTIONALLY DELETED]

EXHIBIT P FORM OF CANADIAN SERVICES TERMINATION AGREEMENT

EXHIBIT Q [INTENTIONALLY DELETED]

EXHIBIT R FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT S [INTENTIONALLY DELETED]

EXHIBIT T FORM OF RELEASE AGREEMENT

EXHIBIT U LIST OF EXISTING PRODUCTS

EXHIBIT V-1 SECTION 7.1(F) CONTRACTS - THIRD PARTY

EXHIBIT V-2 SECTION 7.1(F) CONTRACTS - CROMPTON

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is dated as of March 22, 2004 (the "Effective Date"), by and between Crompton Co./Cie, an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada (the "Seller") and Bayer CropScience Inc., a corporation organized under the federal laws of Canada (the "Purchaser").

W I T N E S S E T H:

WHEREAS, Bayer Inc.'s Partnership Interest in the Partnership was transferred to the Purchaser on November 4, 2003 in connection with the merger of the crop science businesses of Bayer AG and Aventis CropScience Holdings, S.A. on June 3, 2002.

WHEREAS, the Seller and the Purchaser each owns a fifty percent (50%) Partnership Interest in Gustafson Partnership, a general partnership formed under the laws of the Province of Ontario, Canada (the "Partnership").

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase, the Seller's Partnership Interest in the Partnership.

NOW, THEREFORE, for good and valuable consideration, including the agreements of the parties hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

When used in this Agreement and the above Recitals, the following capitalized terms shall have the meanings specified in this Article 1. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them:

"1998 Excluded Obligations" means the Excluded Obligations as such term is defined in Section 2.3 of the 1998 Purchase Agreement.

"1998 Purchase Agreement" means the Purchase and Contribution Agreement dated as of November 20, 1998, by and between Uniroyal Canada and Bayer Canada.

"2004 Excluded Obligations" means any and all Claims, Losses, liabilities or obligations, whether known, unknown, contingent or otherwise, resulting from, arising out of, or in any way related to or associated with, prior to or on the Closing Date, the operation through the Partnership or its Affiliates by the Seller and its Affiliates of businesses of the Seller or its Affiliates that are not part of, or consisting of, the sale of products for Seed Treatment uses or applications or the Business. For the avoidance of doubt, any Claims, Losses, liabilities or obligations, whether known, unknown, contingent or otherwise resulting from, arising out of, or in any way related to or associated with Formulations manufactured or sold by the Partnership which include Thiram as an ingredient are not 2004 Excluded Obligations.

"Active Ingredient" or "Active Ingredients" means any and all naturally occurring or synthetically produced substances, compounds, mixtures, or Biologicals, whether now existing or hereafter developed, which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof.

"Affiliate" or "Affiliates" means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. As used in this definition of Affiliate, the term "control" (including "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee, by contract, or otherwise. Prior to the Closing Date, the Partnership shall not be considered an Affiliate of any Person other than Gustafson LLC, Industrias Gustafson, S.A. de C.V., Trace Chemicals LLC and Agro ST, Inc.

"Agency" or "Agencies" means individually and collectively, (a) Agriculture and Agri-Food Canada, Environment Canada, Health Canada, Pest Management Regulatory Agency and any other federal, local, provincial or other governmental or regulatory agency in Canada which now regulates, or may in the future regulate, the use, development, registration or sale of products presently sold by the Partnership; and (b) the Canadian Intellectual Property Office, and any other federal, local, provincial or other governmental or regulatory agency in Canada which now regulates, or may in the future regulate, the protection, use, or registration of Technology.

"Aggregate Indemnification Cap" shall have the meaning given to such term in Section 8.2(e).

"Agreement" means this agreement together with the exhibits and schedules attached hereto.

"Amended Pre-Exercise Agreement" means the Pre-Exercise Agreement as amended by the Amendment to the Pre-Exercise Agreement by and among the Seller and the Purchaser dated as of the Closing Date, in the form attached hereto as Exhibit G.

"Bayer Benefit Plans" shall have the meaning given to such term in Section 6.7(c).

"Bayer Canada" means Bayer Inc., predecessor in interest to the Purchaser.

"Biological" or "Biologicals" means any and all naturally occurring or synthetically produced biological organisms which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof and/or any inoculants.

"Business" means the business of the Partnership.

"Calgary Location" means the premises leased to and occupied by the Partnership and municipality known as Bay #10 and 11, 2712 - 37 Avenue N.E., Calgary, Alberta.

"Calgary Cessation De Minimis Amount" means an amount less than or equal to TWENTY-FIVE THOUSAND AND 00/100 UNITED STATES DOLLARS (US$25,000.00).

"Calgary Cessation Environmental Liability" shall have the meaning given to such term in Section 8.4(g)(i).

"Canadian Services Termination Agreement" means the agreement in the form set forth on Exhibit P.

"Cessation Environmental Liability" shall have the meaning given to such term in Section 8.4(d)(i).

"Claim" or "Claims" means any claim, demand, action, cause of action, suit, enforcement action or proceeding, whether at law or in equity.

"Closing" shall have the meaning given to such term in Section 3.1.

"Closing Agreements" means the certificates and agreements (excluding any agreements referenced in any schedule hereto) to be delivered pursuant to Sections 6.4 and 6.5, and any document or agreement listed as an Exhibit to this Agreement.

"Closing Date" shall have the meaning given to such term in Section 3.1.

"Competition Acts" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Competition Act (Canada), as amended, and any laws or regulations enforced by the Federal Competition Commission of Mexico.

"Confidential Information" means all confidential and/or proprietary information of a Person (the "Owning Person"), whether arising under statute, common law or otherwise, whether belonging wholly or in part to the Owning Person, and whether subject to license or other grant of rights by or to the Owning Person as licensor or as licensee; but, specifically excluding, information that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field, and information as to a Receiving Person (as defined below) and only as to such Receiving Person, that (a) is lawfully known to such Receiving Person prior to the disclosure by the Owning Person to such Receiving Person; (b) is lawfully acquired by such Receiving Person, rightfully furnished to such Receiving Person, or Publicly Available to such Receiving Person; (c) is information which such Receiving Person can document was independently developed by such Receiving Person; (d) was lawfully reverse engineered by such Receiving Person; or (e) is required to be disclosed by such Receiving Person pursuant to law, provided such Receiving Person uses reasonable efforts to give the Owning Person reasonably detailed prior notice of such required disclosure and an opportunity to oppose such disclosure. As used in this definition, "Receiving Person" means a Person to whom an Owning Person has delivered confidential and/or proprietary information.

"Contamination" means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including, without limitation, the presence or existence of any such Hazardous Substance as addressed by a Governmental Authority pursuant to applicable Environmental Laws.

"Contamination/Compliance De Minimis Amount" means an amount less than or equal to FORTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US$40,000.00).

"Crompton Technology" shall have the meaning given to such term in the Amended Pre-Exercise Agreement.

"De Minimis Amount" means an amount less than or equal to FIFTEEN THOUSAND AND 00/100 UNITED STATES DOLLARS (US$15,000.00).

"Dispute" means any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, an alleged failure of a Person or its Affiliate to perform any of its obligations under this Agreement, any alleged default by the Purchaser or the Seller pursuant to Section 10.2, or any claim which relates to the Confidential Information of any Person; but, specifically, excluding, any dispute, controversy or claim arising out of or relating to the performance under, any Closing Agreements by any party thereto, on or after the Closing Date. For purposes of this Agreement and the Closing Agreements, any disagreement between the parties as to whether any dispute, controversy or claim is a "Dispute", to be resolved pursuant to Section 11.14(b) hereof, or a matter to be resolved in accordance with the provisions of the Closing Agreements shall be deemed to be a "Dispute".

"Effective Date" shall have the meaning given to such term in the Preamble.

"Environmental Clean-up" means any and all actions, including those that are investigative in nature and those involving the study or selection of remedial alternatives, taken in response to any Contamination, including but not limited to, analysis, monitoring, investigation, removal, treatment, clean-up, prevention of migration of or other disposal of or remediation of any Hazardous Substances required under applicable Environmental Law or required by Governmental Authorities.

"Environmental Costs" means any and all costs and expenses (including, without limitation, reasonable legal, consultant and engineer fees and expenses) for an Environmental Clean-up.

"Environmental Laws" means, collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, notices, permits, binding plans, demand letters or other mandates, proscriptions or prescriptions of any nature, whether current or future of a Governmental Authority relating in any way to any Hazardous Substance, Contamination, protection of the environment, protection of natural resources, or protection of health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance.

"Environmental 1998 Excluded Obligation" shall have the meaning given to such term in Section 8.4(a).

"Environmental Liability" shall mean any and all liabilities, Losses, Claims, penalties, damages, Environmental Costs, expenses, remediation or inspection costs and any expenses (including, without limitation, reasonable legal, consultant and engineer fees and expenses) of whatever kind or nature, known or unknown, contingent or otherwise, relating to compliance with or arising from any Environmental Law or arising under any theory of law or equity and relating to, or arising from, Contamination or the use, treatment, storage, disposal, transport, generation, exposure to or handling of any Hazardous Substance.

"Environmental Matters" means any matter arising out of or relating to health, safety, pollution, Contamination, Environmental Laws, compliance with Environmental Laws or protection of the environment (indoor or outdoor), including, without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transport, management, treatment, storage, disposal, distribution, discharge, release, migration, control or cleanup of, or exposure to, any Hazardous Substance.

"Equipment" means any and all equipment that the Business has the right to manufacture, develop, market or sell whether for Seed Treatment uses and applications or for other than Seed Treatment uses or applications, including without limitation, seed treaters, size rights, screens, cylinders, and samplers.

"Excepted Liabilities" shall have the meaning given to such term in Section 8.2(e).

"Existing Formulations" means collectively, the Formulations listed as Existing Formulations on the Closing Date or that are added later in the Exhibits to one of the supply agreements by and between Crompton Corporation and Bayer CropScience LP for Thiram and Vitavax® and the Formulations that are listed as Formulations on the Closing Date or are added later to the distributor agreements by and between the Seller and the Purchaser for Formulations for Seed Treatment uses and applications in Canada.

"Existing Product" or "Existing Products" means the Seed Treatment products listed on Exhibit U, and any Modifications of such products. Exhibit U represents (a) products produced, manufactured or sold by the Partnership or Gustafson LLC for Seed Treatment uses and applications as of or prior to the Closing Date, or to which the Partnership or Gustafson LLC possessed or obtained rights during the period between November 20, 1998 and the Closing Date, and (b) Formulations or Active Ingredients that are or have been in field trial for Seed Treatment uses and applications in the United States, Canada or Mexico before the Closing Date or for which, between November 20, 1998 and the Closing Date, the Partnership or Gustafson LLC had prepared a written budget that is reflected in the Partnership's or Gustafson LLC's approved 2004 budget and a plan to field trial for Seed Treatment uses and applications in the United States, Canada or Mexico, provided however, that to the extent a product meets the requirements of (a) or (b), and such product is not currently included on Exhibit U, such product may be added by Purchaser to Exhibit U during the period starting at Closing and ending one hundred eighty (180) days after the Closing Date. Notwithstanding the foregoing, (i) in the case of Ipconazole, the Active Ingredient Ipconazole, and any Ipconazole-containing Formulations shall not be considered Existing Products, and (ii) in the case of Lindane, any Lindane-containing Formulations for Seed Treatment uses and applications in Canada shall not be considered Existing Products. If an Existing Product has a registration number or a model number, such number will be added to Exhibit U during the period beginning at Closing and ending one hundred eighty (180) days after the Closing Date. If a product listed on Exhibit U does not have a registration number, it will be identified as developmental if such product has been under development by the Partnership or its Affiliates at any time prior to the Closing Date (a "Developmental Product"). Products that do not have a registration number or are not Developmental Products will be deleted from Exhibit U during the one hundred eighty (180) day period following Closing.

"Financial Statements" means the unaudited income statement of the Partnership for the period ended January 25, 2004, and the unaudited balance sheet of the Partnership as of January 25, 2004, which income statement and balance sheet shall reflect all of the assets and obligations of the Partnership.

"Formulation" or "Formulations" means a substance or compound, or mixture of substances or compounds that includes one or more Active Ingredients, or one or more Other Products and/or Services.

"General Indemnification Cap" shall have the meaning given to such term in Section 8.2(d).

"Good Faith Efforts" means good faith negotiations between the parties, including the offer by each party of meaningful proposals and compromises on price and other material terms, and participation by each party in negotiations to reach a compromise on disputed terms.

"Governmental Authority" or "Governmental Authorities" means any government, any governmental entity, department, ministry, commission, board, agency or instrumentality, any Agency, and any judicial or administrative court, tribunal or judicial or arbitral body, whether foreign, supra-national, federal, provincial or local.

"Gustafson LLC" means Gustafson LLC, a limited liability company organized under the laws of the State of Delaware, United States of America.

"Gustafson LLC Purchase Agreement" means the agreement between Crompton Corporation, Uniroyal Chemical Company, Inc., GT Seed Treatment, Inc., Bayer CropScience LP and Gustafson LLC dated as of the Effective Date, regarding the purchase by Bayer CropScience LP of the Offered Membership Interest (as defined therein) in Gustafson LLC held by GT Seed Treatment, Inc.

"Hazardous Substance" shall mean any element, substance, compound, mixture, odour, sound, vibration or radiation (including, without limitation, any pollutant, contaminant, chemical, petroleum product or constituent or industrial, toxic or hazardous substance or waste and any degradation product thereof) whether solid, liquid or gaseous, that: (a) is or shall be in the future subject to regulation of any kind (including, without limitation, regulation by statute, rule, regulation, directive, ordinance, order, decree, notice, plan or demand letter) by any Governmental Authority or statutory or regulatory body with regard to protection of the environment or protection of health and safety; or (b) the presence or existence of which shall at any time give rise, under any theory of law or equity, to any Environmental Liability.

"Ipconazole Plan" shall have the meaning given to such term in Section 7.5(e).

"Laws" means all federal, provincial, local, foreign or other laws, rules, regulations, guidelines, injunctions, building and other codes, authorizations, notices, directives, demand letters or other mandates, proscriptions or prescriptions, ordinances, permits, licenses, judgments, decrees of federal, provincial, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or Agency thereof, or any court or similar Person established by any such governmental or political subdivision or Agency thereof.

"Liens" means liens, encumbrances, Claims, charges, security interests or rights of first refusal; any limitations on voting rights; or any right of any Third Party, rights of redemption, equities, and any other restrictions of any kind or nature whatsoever, including any leases, licenses, escrows, options, security or other deposits, rights of redemption, chattel mortgages, conditional sales arrangements or collateral security arrangements.

"Location" means any location owned, operated or leased in Canada by the Partnership or any of its Affiliates on the Closing Date and utilized in connection with the operation of the Business on the Closing Date and identified on Schedule 8.4(c)(iv).

"Losses" means losses (including, without limitation, all special and consequential damages and all damages for lost profits related to Claims made by Persons other than the Partnership, the Purchaser, the Seller and/or their respective Affiliates), damages, costs, Claims, expenses, liabilities, Taxes, interest, penalties, suits, judgments, orders, Liens, obligations and claims of any kind, whether administrative, judicial or otherwise, including, without limitation, the costs and expenses of assessments, settlements, investigations and compromises and also including, without limitation, reasonable legal, consultants', accountants' and expert witness fees and expenses; but specifically excluding all special and consequential damages, and all damages for lost profits related to Claims for indemnification made by the Partnership, the Purchaser, the Seller and/or their respective Affiliates and also specifically excluding all routine claims in the normal course for pension benefits under the Partnership Pension Plan and routine claims in the normal course for post retirement benefits.

"Marketing Rights Agreement" means the Marketing Rights and Margin Agreement dated as of November 20, 1998, by and among GT Seed Treatment, Inc., Bayer CropScience LP, the Purchaser, Gustafson LLC and the Partnership.

"Marketing Rights Termination Agreement" means the agreement in the form set forth on Exhibit F.

"Material Adverse" (including all derivations thereof) means materially adverse to the operations, affairs, financial condition, assets, properties or prospects (financial or otherwise) of a Person, or its business, each taken as a whole.

"Material Consents" shall have the meaning given to such term in Section 6.1(j).

"Modification(s)" means:

(1) any modifications or amendments to a product or formulation if such modifications and/or amendments:

(a) do not require a new registration number or

(b) result in a new registration number being issued for one or more of the following reasons (and for no other reason):

(i) a change in the product name, brand name or company name or packaging of the product,

(ii) a change in the owner of the registration,

(iii) the substitution of an inert ingredient for a different inert ingredient, wherein the original and substituted inerts are commercially and chemically immaterial ingredients of the Existing Product or Replacement Product and have the same purpose,

(iv) the substitution of a generic Active Ingredient for an Active Ingredient,

(v)  labeling and/or use of the product or formulation for a new crop,

(vi) registration in a new country, and/or

(vii) re-registration of a previously existing registration; and/or

(2) in the case of Other Products or Services, including coatings, colorant, pigments and dyes, and Biologicals to the extent unregistered, modifications or amendments that constitute an insignificant change in the formulation of such Other Products or Services or the unregistered Biologicals.

"Necessary Assets" shall have the meaning given to such term in Section 4.1(l).

"New Product" or "New Products" means any product, other than an Existing Product or a Replacement Product, for Seed Treatment uses and applications.

"Off-Site Liability" means Environmental Liability resulting from the presence of one or more Hazardous Substance generated by the Business, the Partnership, the Seller or any of its Affiliates at an Off-Site Location. Off-Site Liability shall not include Environmental Liability resulting from the effects or results of migration of Hazardous Substances outside or beyond the boundary lines of any Location.

"Off-Site Location" means any location now or formerly owned, operated or leased by any Third Party or other location to which the Business, the Partnership, the Seller or any of its Affiliates transported Hazardous Substances or arranged for the transportation of Hazardous Substances, or at which any Hazardous Substances of the Business, the Partnership, the Seller or any of its Affiliates were deposited, disposed of or treated (including, without limitation by a Third Party toll manufacturer) other than a Location.

"Offered Partnership Interest" means the aggregate of (i) the fifty percent (50%) Partnership Interest in the Partnership owned by the Seller beneficially and of the record, and (ii) the interest in the Partnership acquired by the Seller pursuant to Section 2.1.

"On-Site Contamination" means Contamination exceeding applicable regulatory standards under Environmental Law or which a Third Party or Governmental Authority requires to be addressed at a Location. On-Site Contamination shall mean and include the effects or results of migration of Hazardous Substances outside or beyond the boundary lines of a Location.

"Other Products and/or Services" means (a) any products for Seed Treatment uses or applications, other than Active Ingredients, Formulations and Equipment including, without limitation, colorants, dyes, pigments and coatings; and (b) any activities of the Business, other than providing customer support and training or providing technical assistance in connection with marketing, sale or servicing of products.

"Partner" shall have the meaning given to such term in the Partnership Agreement.

"Partnership" shall have the meaning given to such term in the Preamble.

"Partnership Agreement" means the Partnership Agreement of Gustafson Partnership effective as of November 20, 1998 by and between Uniroyal Canada and Bayer Canada.

"Partnership Benefit Plans" means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, maintained by the Partnership or by the Seller or any of its Affiliates in which the employees of the Partnership participate or under which the Partnership or the Seller or any of its Affiliates has, or will have, any liability or contingent liability under or in respect of the employees of the Partnership, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the employees of the Partnership, or former employees, directors or officers, individuals working on contract with the Partnership or other individuals providing services to any of them of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding registered pension plans such as the Partnership Pension Plan and also excluding any statutory plans with which the Partnership is required to comply, such as plans administered pursuant to applicable health tax legislation, workers' compensation insurance and unemployment insurance, and including for greater certainty any employee savings plans.

"Partnership Employees" shall have the meaning given to such term in Section 6.7(c).

"Partnership Interest" shall have the meaning given to such term in the Partnership Agreement.

"Partnership Pension Plan" means the Gustafson Retirement Plan, Canada Revenue Agency Registration Number 1049923, established effective November 20, 1998 under the Employment Pension Plans Act (Alberta).

"Person" means any individual, corporation, Governmental Authority, regulatory authority, limited liability company, unlimited liability company, partnership, trust, estate, unincorporated association or other entity.

"Pest" means any plant, animal or other organism, when and if determined by an Agency to be deleterious to man or the environment.

"Plan" shall have the meaning given to such term in Section 7.5(b).

"Post-Exercise Agreement" means the Post-Exercise Distribution and Technology License Agreement dated as of November 20, 1998, by and between the Partnership, the Purchaser and the Seller.

"Pre-Exercise Agreement" means the Pre-Exercise Distribution and Technology License Agreement dated as of November 20, 1998, by and between the Seller and the Partnership.

"Proceeding" means any action of a Governmental Authority, court or tribunal, including investigations, depositions, trials and arbitration proceedings.

"Publicly Available" means that the information in question is available from a public source; provided, however, that information shall not be deemed to be Publicly Available to a Person unless the Person contending the information is Publicly Available (a) has lawfully acquired such information through experimentation, research or other appropriate method of acquisition, and (b) if the form in which the Technology that is held by the Person claiming that the information is Publicly Available has commercial value, the Person claiming the information is Publicly Available has acquired such information in the same form held by the Person claiming the information is not Publicly Available.

"Purchase Price" shall have the meaning given to such term in Section 2.3.

"Purchaser" shall have the meaning given to such term in the Preamble.

"Purchaser Indemnitee(s)" shall have the meaning given to such term in Section 8.2(a).

"Purchaser's Knowledge" shall mean the knowledge of the following individuals: Bernd Naaf, Raj Kaul, Stephen Chaney, Mark Yogman, William Ferguson, Olivier Mauroy, William Buckner, Al Driver, Thomas Tithecott, Greg Hogan and Darren Deonarine.

"Release Agreement" means the release agreement in a form to be agreed to by the parties and attached as Exhibit T.

"Replacement Product" or "Replacement Products" means a Seed Treatment Formulation that is the same as an Existing Formulation in all of following ways: (a) it is registered, or submitted or to be submitted for registration in Canada, (b) it acts as a substitute for an Existing Formulation being supplied or distributed to the Purchaser or its Affiliates by the Seller or its Affiliates, (c) it covers one or more of the same crops (provided that if the Seed Treatment Formulation covers additional crops, it shall be a Replacement Product only with respect to the crop covered by the Existing Formulation), and (d) it has the same spectrum of control against Pests and disease. The Active Ingredient Ipconazole and any Formulations containing Ipconazole shall not be considered Replacement Products with respect to Canada and any Lindane-containing Formulations for Seed Treatment uses and applications in Canada shall not be considered Replacement Products.

"Seed Treatment" means any and all uses or applications of Active Ingredients, Formulations, Equipment, and Other Products and/or Services, in connection with seeds or stored grains for agricultural purposes, whether now existing or hereinafter developed.

"Seller" shall have the meaning given to such term in the Preamble.

"Seller Indemnitee(s)" shall have the meaning given to such term in Section 8.3(a).

"Sellers' Knowledge" and "Seller's Knowledge" each mean the knowledge of the following individuals: Alfred F. Ingulli, Chee-Pheng Yip, John T. Ferguson II, Richard D. Weiss, Donald M. Ferencz, Thomas Geise, David Ash, Moe Welch, Noel Blake and Lorna Cole.

"Seller's Non Compliance Period" shall have the meaning given to such term in Section 8.4(e).

"Taxes" includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

"Tax Matters Partner" shall have the meaning given to such term in the Partnership Agreement.

"Technology" means all forms of intellectual property, including without limitation, copyrights, copyright applications, patents, patent applications, inventions, processes, production methods, proprietary information, know-how, trade secrets, information, trademarks, trademark applications, service marks, trade names, logos and slogans, identification lists, product and technical labels, data, including registration data and Agency data, plans, blueprints, specifications, designs, manufacturing information, formulation recipes and techniques, seed safety information, seed testing techniques, efficacy data, environmental, residue, toxicology and product chemistry information, discoveries, drawings, recorded knowledge, techniques, ideas, concepts, surveys, engineering reports, test reports and procedures, manuals, materials standards, process standards, performance standards, catalogs, flow charts, formulation or technical registrations, work techniques, computer and automatic machinery software and programs, related object and source codes and the like whether or not protected by or protectable by patent, copyright, trademark, trade secret or other proprietary rights or by any Agency; but specifically excluding Technology that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field.

"Third Party" means any and all Persons other than the Seller, the Partnership and the Purchaser and their respective Affiliates.

"Threshold Amount" shall have the meaning given to such term in Section 8.2(d).

"Transfer Taxes" shall have the meaning given to such term in Section 11.1(a).

"Transition Services Agreement" means the transition services agreement in a form to be agreed to by the parties and attached as Exhibit R.

"Uniroyal Canada" means Uniroyal Co./Cie, predecessor to the Seller.

ARTICLE 2 ASSUMPTION OF LIABILITIES; SALE of PARTNERSHIP INTEREST;
TRANSFER; PAYMENTS

2.1    Assumption of Liabilities

On the Closing Date, the Partners shall each assume fifty percent (50%) of the liabilities and debts of the Partnership, on a several (and not a joint and several) basis, on the terms and conditions applicable to the relevant liabilities and debts; such assumptions shall constitute contributions of capital by the Partners to the Partnership and each Partner's interest in the Partnership shall be increased by the amount of the liabilities and debts of the Partnership assumed by that Partner.

2.2    Transfer of Partnership Interest

Effective immediately after the assumption of the liabilities and debts pursuant to Section 2.1 above, the Seller shall transfer to the Purchaser the Offered Partnership Interest free and clear of all Liens. For greater clarity, in doing so, the Purchaser shall assume the liabilities of the Partnership assumed by the Seller pursuant to Section 2.1.

2.3     Purchase Price

The amount payable by the Purchaser to the Seller for the Offered Partnership Interest shall be equal to the aggregate of TWENTY ONE MILLION EIGHTY THOUSAND UNITED STATES DOLLARS (U.S. $21,080,000) and the amount of the liabilities and debts of the Partnership assumed by the Seller pursuant to Section 2.1 (the "Purchase Price").

2.4    Payment of Purchase Price

The Purchaser shall satisfy the Purchase Price at the Closing as follows:

by the payment to the Seller by wire transfer in immediately available funds, of the sum of TWENTY ONE MILLION EIGHTY THOUSAND UNITED STATES DOLLARS (U.S. $21,080,000); and

by the assumption by the Purchaser of the liabilities and debts of the Partnership assumed by the Seller pursuant to Section 2.1.

2.5     [Intentionally Deleted]

2.6     [Intentionally Deleted]

2.7    Allocation of Income, Gains and Losses of Partnership

Notwithstanding the terms of the Partnership Agreement, the income, gains and losses of the Partnership, as determined for income tax purposes, for the period from January 1, 2004 to the termination of the Partnership shall (i) be computed on the basis that the Partnership will deduct the maximum amount allowed pursuant to paragraph 20(1)(b) of the Income Tax Act (Canada) (and corresponding provincial legislation); and (ii) be allocated to the Seller and Purchaser each as to 50%, except that any deduction available pursuant to paragraph 20(1)(b) of the Income Tax Act (Canada) (or corresponding provincial legislation) shall be allocated entirely to the Purchaser.

ARTICLE 3 CLOSING DATE

3.1    Closing Date

The closing of the transactions contemplated by this Agreement shall take place commencing at 10 a.m. (Toronto time) on March 31, 2004 or at such time or date as may be agreed upon by the Purchaser and the Seller (the "Closing" or "Closing Date"). The Closing shall take place at the offices of Fraser Milner Casgrain LLP, Suite 4200, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1B2 or, at such other place as may be agreed upon by the Purchaser and the Seller.

Notwithstanding the foregoing, if the Closing has not occurred on or before (a) April 30, 2004, other than if a delay is caused by the failure to receive any approvals required under the Competition Acts or (b) July 31, 2004, if the delay is caused by the failure to receive any approvals required under the Competition Acts, either the Seller or the Purchaser, provided that such party is not in default hereunder, shall have the right to terminate this Agreement by providing the other party with notice, in accordance with the provisions of Section 11.11, of such party's termination of this Agreement. Upon such termination, none of the parties to this Agreement shall have any further obligation to the other parties hereto pursuant to this Agreement; provided, however, that this Section 3.1 shall not be deemed to affect the provisions of Sections 10.3, 11.9, and 11.14.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1     By the Seller

The Seller represents and warrants the following to the Purchaser (provided that none of the following relate to Environmental Matters which are addressed exclusively in Sections 8.4 and 8.5):

    Organization and Qualification.

    The Seller is an unlimited liability company duly organized and validly existing under the Laws of the Province of Nova Scotia. The Seller is duly qualified to do business in each other material jurisdiction where the property owned, leased or used by it is located or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse effect resulting from, related to or arising out of the imposition of any Taxes other than income or income based Taxes.

    Authorizations, Consents and Approvals Needed by the Seller.

        The Seller has full power and authority to enter into and perform this Agreement and the Closing Agreements to which it is a party, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Closing Agreements to which it is a party and the performance by the Seller of its obligations hereunder and thereunder. The Seller has all corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. This Agreement and the Closing Agreements to which it is a party have been duly executed by the Seller and constitute the legal, valid, binding, and enforceable obligations of the Seller, enforceable against the Seller in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. Except as set forth on Schedule 4.1(b), the execution and delivery of this Agreement and the Closing Agreements to which it is a party and the consummation by the Seller of the transactions contemplated herein or therein, do not and will not on the Closing Date: (i) conflict with or violate any of the terms of the Seller's Memorandum and Articles of Association or Bylaws; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations or give rise to any right of termination or cancellation under, any agreement, obligation, or instrument by which the Seller is bound, or to which any property of the Seller is bound, or constitute a default (with or without notice or lapse of time, or both) thereunder; (iii) result in a violation by the Seller of any Laws to which the Seller or any asset of the Seller may be subject which would Materially Adversely affect the transactions contemplated herein; or (iv) result in the creation of any Lien on any asset of the Business; provided, however, that the consummation of the transactions contemplated by this Agreement and the Closing Agreements is subject to the requirements of the Competition Acts, if applicable, and all other applicable antitrust statutes, including the expiration of applicable waiting periods in connection therewith. Except as set forth in Schedule 4.1(b), no authorization, consent, or approval of any Governmental Authority or any other Person is necessary or required to be obtained by the Seller in connection with the execution and delivery by the Seller of this Agreement or the Closing Agreements to which it is a party or the performance by the Seller of the Seller's obligations hereunder or thereunder.

    [Intentionally Deleted]
    Authorizations, Consents and Approvals Relating to the Partnership.

To the best of Seller's Knowledge, the Partnership has all necessary power, authority and capacity to own its property and assets and to carry on its business as presently conducted. To the best of Seller's Knowledge, the execution and delivery by the Seller of this Agreement and the Closing Agreements to which the Seller is a party and the consummation by the Seller of the transactions contemplated herein or therein, do not and will not on the Closing Date: (i) conflict with or violate any of the terms of the Partnership Agreement, as amended to date; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations or the loss of a material benefit under, any agreement, obligation or instrument by which the Partnership is bound, or to which any property of the Business is subject, or constitute a default (with or without notice or lapse of time, or both) thereunder; (iii) result in the creation or imposition of any Lien on any of the assets of the Business; (iv) except as set forth in Schedule 4.1(d), constitute an event permitting termination of any agreement or instrument to which the Partnership is a party or by which any property or asset of the Business is bound or affected, pursuant to the terms of such agreement or instrument; (v) conflict with, or result in or constitute a default (with or without notice or lapse of time, or both) under or breach or violation of or grounds for termination of, any license, permit or other Governmental Authority authorization to which the Partnership is a party or by which the Partnership may be bound; (vi) result in a violation by the Partnership of any Laws, to which the Partnership or any assets of the Business may be subject; or (vii) result in the creation of any Lien on any asset of the Business; provided, however, that the consummation of the transactions contemplated by this Agreement and the Closing Agreements is subject to the requirements of the Competition Acts, if applicable, and all other applicable antitrust statutes, including the expiration of applicable waiting periods in connection therewith.

    Title to Offered Partnership Interest.

    The Seller (i) is the owner, beneficially and of record, of a fifty percent (50%) Partnership Interest in the Partnership free and clear of all Liens other than as set forth on Schedule 4.1(e), (ii) is exclusively entitled to possess and dispose of such fifty percent (50%) Partnership Interest, and (iii) holds or will hold at Closing all of the voting rights thereunder. The Seller represents and warrants that none of the security interests evidenced by File Numbers 898115004, 881958888, 881960418, 879838596, 851476284, 834888582, 811928493 and 806471424 under the Personal Property Security Act (Ontario) constitutes a Lien on the Offered Partnership Interest. Except as set forth on Schedule 4.1(e), the Seller has full power to transfer such fifty percent (50%) Partnership Interest as provided herein to the Purchaser without first obtaining the consent or approval of any Person other than the Purchaser. At the Closing, the Purchaser shall receive from the Seller good and marketable title to the Seller's fifty percent (50%) Partnership Interest in the Partnership, free and clear of any and all Liens.

    Partnership Benefit Plans and Partnership Pension Plans.

    (i) To the best of the Seller's Knowledge, there are no Partnership Benefit Plans other than the plans described in Schedule 4.1(f). The Seller has administered the Partnership Benefit Plans and the Partnership Pension Plan in accordance with their terms and all applicable Laws in all material respects. In respect of Partnership Employees or former employees of the Partnership, to the best of the Seller's Knowledge there is no investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits or compensation) pending or threatened involving any Partnership Benefit Plan or the Partnership Pension Plan and to the best of the Seller's Knowledge no facts or circumstances exist which could reasonably be expected to give rise to any such investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits or compensation).

         (ii) Any payments, contributions or premiums remitted or paid prior to the Closing Date by the Purchaser to the Seller in respect of the Partnership Benefit Plans and the Partnership Pension Plan have in turn been remitted and paid by the Seller in accordance with the terms thereof.

    Pending Litigation.

                 (i) Except as set forth in Schedule 4.1(g), there are no actions, suits, Claims, enforcement actions, or proceedings pending, and to the best of the Seller's Knowledge, no material Claims threatened, against the Seller, whether at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, Agency or instrumentality, nor is there outstanding any writ, order, decree, or injunction that: (A) calls into question the Seller's authority or right to enter into this Agreement and consummate the transactions contemplated hereby; or (B) would otherwise prevent or delay the transactions contemplated by this Agreement.

                 (ii) Except as set forth in Schedule 4.1(g), to the best of the Seller's Knowledge, there are no actions, suits, Claims, enforcement actions, or proceedings pending, and no material Claims threatened, against the Partnership or the Business or any Person by reason of such Person being an officer of the Partnership, whether at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, Agency or instrumentality, nor is there outstanding any writ, order, decree, or injunction that: (A) would prevent or delay the transactions contemplated by this Agreement; or (B) applies to the conduct of the Business or the ownership or use by the Partnership of its assets.

    Subsidiaries and Other Investments.

    To the best of the Seller's Knowledge, the Partnership does not own, directly or indirectly, any interests or investment (whether equity or debt) in any Person other than those identified in Schedule 4.1(h).

    Taxes.

    Except as set forth on Schedule 4.1(i), to the best of the Seller's Knowledge, all material returns of Taxes (including all information returns) required to be filed by or for the Partnership have been timely filed (timely being understood to include all properly granted extensions) and payment or provision for the payment of all material Taxes which are shown to have become due pursuant to such returns has been made and all other Taxes for which it has received a notice of assessment or demand for payment or has otherwise been made aware of a deficiency have been paid. To the best of the Seller's Knowledge, all such returns or reports are complete and accurate in all material respects. To the best of the Seller's Knowledge, the Partnership has withheld or collected and timely remitted to the appropriate Governmental Authority, all Taxes required by Law to be withheld or collected by or with respect to the Business. To the best of the Seller's Knowledge, there are no liens for Taxes upon the assets of the Partnership or the Business other than those Taxes which are being contested in good faith by appropriate proceedings as described in Schedule 4.1(i).

    To the best of the Seller's Knowledge, the Seller has not received formal written notice of any claim by a non-Canadian authority in a jurisdiction outside Canada, against the Partnership or the Seller alleging that the Partnership's Business activities might be subject to taxation by that non-Canadian jurisdiction.

    Absence of Undisclosed Liabilities; No Material Adverse Change.

    Except as set forth in Schedule 4.1(j), to the best of the Seller's Knowledge, (i) there is no material liability connected with the Business that is not fully reflected or disclosed in the Financial Statements which would be required to be disclosed or reflected in the Financial Statements in accordance with Canadian generally accepted accounting principles and (ii) since January 25, 2004, there has been no Material Adverse change in the Business or the Partnership.

    Disclosure.

    No representation or warranty of the Seller in this Agreement or in the Schedules to this Agreement omits to state a material fact necessary to make the statements herein or therein not misleading.

    Necessary Assets.

    Schedule 4.1(l) sets forth all the services (other than the purchase or sale of goods in the ordinary course of Business) being provided by the Seller and/or its Affiliates to the Partnership and its Affiliates and all the agreements in effect prior to the Closing Date between the Seller and its Affiliates on the one hand, and the Partnership and its Affiliates on the other, under which the Seller or its Affiliates provides certain services or grants certain rights and interests to the Partnership or its Affiliates. Other than as set forth on Schedule 4.1(l), all assets, properties, rights and interests owned by the Seller and any of its Affiliates, or over which the Seller and any of its Affiliates have control, that are necessary to conduct the Business in the same manner as conducted on the Closing Date (collectively, the "Necessary Assets") have been transferred by the Seller or its Affiliates to the Partnership, or are being made available by the Seller or its Affiliates to the Purchaser pursuant to the Closing Agreements.

    Income Tax Act and Residence of Seller.

The Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

4.2     By the Purchaser

The Purchaser hereby represents and warrants to the Seller as follows (provided that none of the following relate to Environmental Matters which are addressed exclusively in Sections 8.4 and 8.5):

    Organization and Qualification.

    The Purchaser is a corporation duly incorporated and validly existing under the federal Laws of Canada. The Purchaser is duly qualified to do business in each other material jurisdiction where the property owned, leased or used by it is located or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse effect resulting from, related to or arising out of the imposition of any Taxes other than income or income based Taxes.

    Authorization, Consents and Approvals Needed by the Purchaser.

    The Purchaser has full power and authority to enter into and perform this Agreement and the Closing Agreements to which it is a party, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Closing Agreements to which it is a party and the performance by the Purchaser of its obligations hereunder and thereunder. The Purchaser has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. This Agreement and the Closing Agreements to which it is a party have been duly executed by the Purchaser and constitute legal, valid, binding, and enforceable obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Closing Agreements to which the Purchaser is a party and the consummation by the Purchaser of the transactions contemplated herein or hereby or therein or thereby, do not and shall not on the Closing Date: (i) conflict with or violate any of the terms of the Purchaser's constating documents or Bylaws; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation, or instrument by which the Purchaser is bound, or to which any property of the Purchaser is subject, or constitute a default thereunder; (iii) result in a violation by the Purchaser of any Laws to which the Purchaser or any asset of the Purchaser may be subject which would Materially Adversely affect the transactions contemplated herein; or (iv) result in creation of a Lien on any asset of the Business; provided, however, that the consummation of the transactions contemplated by this Agreement is subject to the requirements of the Competition Acts, if applicable, and all other applicable antitrust statutes, including the expiration of applicable waiting periods in connection therewith. Except as set forth in Schedule 4.2(b), no authorization, consent, or approval of any Governmental Authority or any other Person is necessary or required to be obtained by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the Closing Agreements to which it is a party or the performance by the Purchaser of the Purchaser's obligations hereunder or thereunder.

    Pending Litigation.

              (i)     Except as set forth in Schedule 4.2(c), there are no actions, suits, Claims, enforcement actions, or proceedings pending, and to the best of the Purchaser's Knowledge, no material Claims threatened, against the Purchaser, whether at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, Agency or instrumentality, nor is there outstanding any writ, order, decree, or injunction that: (A) calls into question the Purchaser's authority or right to enter into this Agreement and consummate the transactions contemplated hereby; or (B) would otherwise prevent or delay the transactions contemplated by this Agreement.

              (ii)     Except as set forth in Schedule 4.2(c), to the best of the Purchaser's Knowledge, there are no actions, suits, Claims, enforcement actions, or proceedings pending, and no material Claims threatened, against the Partnership or the Business or any Person by reason of such Person being an officer of the Partnership, whether at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, Agency or instrumentality; nor is there outstanding any writ, order, decree, or injunction that: (A) would prevent or delay the transactions contemplated by this Agreement, or (B) applies to the conduct of the Business or the ownership or use by the Partnership of its assets.

    Absence of Undisclosed Liabilities; No Material Adverse Change.

    Except as set forth in Schedule 4.2(d), to the best of the Purchaser's Knowledge, (i) there is no material liability connected with the Business that is not fully reflected or disclosed in the Financial Statements which would be required to be disclosed or reflected in the Financial Statements in accordance with Canadian generally accepted accounting principles and (ii) since January 25, 2004, there has been no Material Adverse change in the Business or the Partnership.

    Disclosure.

    No representation or warranty of the Purchaser in this Agreement or in the Schedules to this Agreement omits to state a material fact necessary to make the statements herein or therein not misleading.

    Investment Canada Act

The Purchaser is a "Canadian" within the meaning of the Investment Canada Act (Canada).

ARTICLE 5 COVENANTS PRIOR TO CLOSING

5.1     Covenants in respect of the Partnership

Except as set forth on Schedule 5.1, prior to Closing, the Purchaser and the Seller shall not cause and shall not authorize the Partnership to: (i) change its accounting methods, principles or practices; (ii) declare, set aside or pay any distribution (whether in cash, partnership interest, property or any combination thereof) in respect of any interest of itself, or the Partnership Interest, or redeem, repurchase or otherwise acquire any partnership interests in the Partnership; (iii) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; or (iv) establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, partnership interests option (including, without limitation, the granting of partnership interests awards), or other plans that when established would be considered Partnership Benefit Plans, or increase benefits under the Partnership Pension Plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of the Partnership, except in the ordinary course of business consistent with past practice or as may be required by Law.

5.2     Covenants of the Seller

From and after the Effective Date until the Closing or the earlier termination of this Agreement, the Seller shall not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement relating to the Offered Partnership Interest and the Seller shall use its reasonable efforts to remove all Liens that may exist upon the Offered Partnership Interest.

5.3     Cooperation

The Purchaser and the Seller agree: (a) to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consents; and (b) to use reasonable efforts to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein. The Purchaser and the Seller shall furnish to each other and to each other's counsel all such information as may be reasonably required in order to effectuate the foregoing.

5.4     No Solicitation

Prior to the Closing or earlier termination of this Agreement, the Seller and each of its employees, officers, agents or representatives, shall not directly or indirectly (a) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of any interest in the Partnership, or (b) with respect to any effort or attempt by any other Person to do or seek any of the foregoing (i) participate in any discussions or negotiations related to the foregoing, (ii) furnish to any other Person any Confidential Information with respect to the Partnership or the Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

5.5     Partnership Benefit Plans and Partnership Pension Plans

Prior to Closing, the Seller shall provide to the Purchaser (i) true and complete copies of all the Partnership Benefit Plans and the Partnership Pension Plan; (ii) in respect of the Partnership Pension Plan, any amendments thereto, together with all related documents including but not limited to, funding arrangements, financial statements, actuarial reports, plan summaries and employee booklets, if any; and (iii) in respect of the Partnership Benefit Plans, those related documents that the parties agree are necessary for the Purchaser to set up the Bayer Benefit Plans.

ARTICLE 6 CLOSING

6.1     Conditions to Obligations of the Purchaser

The obligations of the Purchaser to consummate and effect the purchase and sale of the Offered Partnership Interest pursuant to this Agreement shall be subject to satisfaction of the following conditions, unless waived by the Purchaser:

    The Seller shall have performed in all material respects all agreements, and satisfied in all material respects all conditions, on its part to be performed or satisfied hereunder, at or prior to the Closing Date.

    All representations and warranties of the Seller herein shall have been true and correct when made, shall have continued to have been true and correct at all times subsequent thereto until the Closing Date, and shall be true and correct on and as of the Closing Date as though made on, as of and with reference to such date.

    All consents, approvals, certificates and authorizations required to be obtained by the Seller in connection with transfer of the Offered Partnership Interest as contemplated herein, including without limitation, all approvals by and clearances from all Governmental Authorities, lenders, and other Third Parties, shall have been obtained; provided, however, that this shall specifically not include any consents, approvals, certificates and authorizations to any agreements to which the Partnership (rather than the Seller) is a party, as the consents, approvals, certificates and authorizations to which Partnership is a party are subject exclusively to the condition set forth in Section 6.1(j).

    The Seller shall have executed and delivered to the Purchaser all documents necessary to transfer good and marketable title in the Offered Partnership Interest to the Purchaser free and clear of all Liens as contemplated by this Agreement.

    The Seller shall have delivered to the Purchaser the written resignations of the members of the board of representatives of the Partnership appointed by the Seller, and shall cause any other action to be taken with respect to such resignations that the Purchaser may reasonably request.

    The Purchaser shall have received all of the deliveries required to be delivered to the Purchaser pursuant to Section 6.5 and 6.6.

    All Closing Agreements to which the Seller is a party shall have been authorized by and executed and delivered by the Seller.

    [Intentionally Deleted.]

    The Seller shall have delivered to the Purchaser an Incumbency and Specimen Signature Certificate for the Seller.

    All consents, approvals, certificates and authorizations set forth on Schedule 6.1(j) (the "Material Consents") shall have been obtained, and the Partnership shall have delivered to the Purchaser the Material Consents, in a form to be agreed to by the parties and attached as Exhibit I, executed by the applicable Third Parties.

    From the Effective Date until the Closing Date, there shall not have been any Material Adverse change in the Business.

6.2     Conditions to Obligations of the Seller

        The obligations of the Seller to consummate and effect the purchase and sale of the Offered Partnership Interest pursuant to this Agreement shall be subject to satisfaction of each of the following conditions, unless waived by the Seller:

    The Purchaser shall have performed in all material respects all agreements, and satisfied in all material respects all conditions, on its part to be performed or satisfied hereunder, at or prior to the Closing Date.
    [Intentionally Deleted]
    All of the representations and warranties of the Purchaser herein shall have been true and correct when made, shall have continued to have been true and correct at all times subsequent thereto until the Closing Date, and shall be true and correct on and as of the Closing Date as though made on, as of, and with reference to such date.
    All consents, approvals and authorizations required to be obtained by the Purchaser in connection with transfer of the Offered Partnership Interest as contemplated herein, including all approvals by and clearances from all Governmental Authorities shall have been obtained.
    All consents, approvals and authorizations required to be obtained by the Seller in connection with transfer of the Offered Partnership Interest as contemplated herein, including all approvals by and clearances from all Governmental Authorities, lenders and other Third Parties shall have been obtained.
    All Closing Agreements shall have been authorized by and executed and delivered by the Purchaser, and/or the Purchaser's Affiliates, as appropriate.
    [Intentionally Deleted]
    The Purchaser shall have delivered to the Seller an Incumbency and Specimen Signature Certificate for the Purchaser and the Purchaser's applicable Affiliates.
    [Intentionally Deleted]
    [Intentionally Deleted]
    [Intentionally Deleted]

6.3    Additional Conditions to Obligations

  The obligations of the Seller and the Purchaser to consummate and effect the purchase and sale of the Offered Partnership Interest pursuant to this Agreement shall be subject to satisfaction of the following additional conditions, unless waived by the Seller and the Purchaser: (a) any applicable waiting periods under the Competition Acts shall have expired; (b) no injunction or temporary restraining order shall have been granted restraining or prohibiting the consummation of the transactions contemplated by this Agreement; (c) no action, suit or other proceeding instituted by any Governmental Authority seeking such injunction or temporary restraining order shall be pending or threatened; and (d) no action, suit or other proceeding instituted by any Third Party to restrain, prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement shall be pending or threatened.
  The conditions to the Purchaser's obligations, and the closing deliveries to be made to the Purchaser under Section 6 of this Agreement shall not have been met and made unless and until the conditions to Bayer CropScience LP's obligations, and the closing deliveries to be made to Bayer CropScience LP, in the Gustafson LLC Purchase Agreement have been met and made in accordance with the terms of the Gustafson LLC Purchase Agreement. The conditions to the Seller's obligations and the closing deliveries to be made to the Seller under Section 6 of this Agreement shall not have been met and made unless and until the conditions to Crompton Corporation's, Uniroyal Chemical Company, Inc.'s and GT Seed Treatment, Inc.'s obligations and the closing deliveries to be made to Crompton Corporation, Uniroyal Chemical Company, Inc. and GT Seed Treatment, Inc. in the Gustafson LLC Purchase Agreement have been met and made in accordance with the terms of the Gustafson LLC Purchase Agreement.
  A Closing under this Agreement shall occur only if a closing is simultaneously occurring under the Gustafson LLC Purchase Agreement. A closing under the Gustafson LLC Purchase Agreement shall occur only if a Closing is simultaneously occurring under this Agreement. The closing date under the Gustafson LLC Purchase Agreement and the Closing Date under this Agreement shall be the same date.

6.4     Purchaser's Closing Deliveries

At the Closing, the Purchaser shall deliver to the Seller in form and substance reasonably satisfactory to the Seller and consistent with this Agreement:

  The Closing Agreements to which the Purchaser or any of its Affiliates is a party, each in the form of the respective Exhibits attached hereto or later agreed to by the parties, executed as applicable by an authorized officer of the Purchaser or its Affiliate.

  Copies of resolutions adopted by the Board of Directors of the Purchaser authorizing the execution and delivery of, and performance of the Purchaser's obligations under, this Agreement and the Closing Agreements to which the Purchaser is a party, certified by the Secretary or an Assistant Secretary of the Purchaser.

  [Intentionally Deleted]

  A Certificate of Compliance for the Purchaser issued by Industry Canada and dated not more than two (2) business days prior to the Closing Date.

  A certificate, in the form to be attached following the date hereof as Exhibit K, executed by an authorized officer of the Purchaser certifying that the representations, warranties and agreements of the Purchaser contained in this Agreement are true and accurate as of the date when made and as of the Closing Date and that the Purchaser has satisfied and performed in all material respects all of its obligations hereunder.

  Written opinions (i) of the general counsel or assistant general counsel to the Purchaser and its Affiliates, and (ii) of counsel to the Purchaser and its Affiliates, each dated the Closing Date and in form and substance reasonably satisfactory to the Seller and to be attached following the date hereof as Exhibits C-1 and C-2 hereto, respectively.

  Evidence of any authorization, consent, approval or filing with any public body or Governmental Authority or any other Person necessary in order to consummate the transactions contemplated by this Agreement and required to be obtained by the Purchaser.

  Incumbency and Specimen Signature Certificate for the Purchaser and its Affiliates who are party to this Agreement or the Closing Agreements, in the form to be attached following the date hereof as Exhibit J.

  Documents executed by the Purchaser (to be filed after the Closing) to the applicable provincial authorities, reflecting that the Partnership has been dissolved.

  [Intentionally Deleted]

6.5     The Seller's Closing Deliveries

At the Closing, the Seller shall deliver to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and consistent with this Agreement:

  [Intentionally Deleted]

  [Intentionally Deleted]

  The written resignations of the board of representatives of the Partnership appointed by the Seller.

  The Closing Agreements, each in the form of the respective Exhibits attached hereto or later agreed to by the parties, executed as applicable by an authorized officer of the Seller or its Affiliate.

  Copies of resolutions adopted by the Board of Directors of the Seller duly authorizing the execution and delivery of, and performance of the Seller's obligations under, this Agreement and the Closing Agreements to which the Seller is a party, certified by the Secretary or an Assistant Secretary of the Seller.

  A Certificate of Status for the Seller issued by the relevant Governmental Authority of the jurisdiction of its incorporation and dated not more than two (2) business days prior to the Closing Date.

  A certificate, in the form to be attached following the date hereof as Exhibit K, executed by an authorized officer of the Seller, certifying that the representations, warranties and agreements of the Seller contained in this Agreement are true and accurate as of the date when made and as of the Closing Date and that the Seller has satisfied and performed in all material respects all of its obligations hereunder.

  Written opinions of counsel to the Seller and its Affiliates each dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser and to be attached following the date hereof as Exhibits D-1 and D-2 hereto, respectively.

  Evidence of any authorization, consent, approval or filing with any public body or Governmental Authority or any other Person (other than the waiver required from the Banks party to Crompton Corporation's five year Credit Agreement dated October 28, 1999, as amended) necessary in order to consummate the transactions contemplated by this Agreement (including without limitation delivery of the Offered Partnership Interest to the Purchaser free and clear of all Liens) and required to be obtained by the Seller.

  Incumbency and Specimen Signature Certificate for the Seller, in the form to be attached following the date hereof as Exhibit J hereto.

  Documents executed by the Seller (to be filed after the Closing) to the applicable provincial authorities reflecting that the Partnership has been dissolved.

  The Release Agreement executed by the Seller, substantially in the form of Exhibit T hereto.

  [Intentionally Deleted]

6.6    [Intentionally Deleted]

6.7    Termination of Services and Agreements; Benefit Plan Participation

  As of the Closing Date, all services, including those described in agreements or arrangements, written and oral, between the Seller and any of its Affiliates and the Partnership shall be terminated, including the services described on Schedule 4.1(l) except as contemplated by the Transition Services Agreement. At Closing, the Seller and the Purchaser shall execute and deliver the Canadian Services Termination Agreement, terminating all Canadian service agreements and arrangements, in the form to be attached following the date hereof as Exhibit P. At Closing, the Seller and the Purchaser shall execute and deliver the Transition Services Agreement (or an amendment to the Services Agreement dated November 20, 1998 between the Seller and the Partnership as contemplated under Schedule 4.1(l)), in the form to be attached following the date hereof as Exhibit R, and the Release Agreement, in the form to be attached following the date hereof as Exhibit T.

  At Closing, the Seller and its applicable Affiliate and the Purchaser and its applicable Affiliates shall execute and deliver the Marketing Rights Termination Agreement terminating the Marketing Rights Agreement, in the form of Exhibit F.

  Prior to the Closing Date and effective on the Closing Date, the Purchaser shall establish benefit plans or shall designate an existing benefit plan or plans (the "Bayer Benefit Plans") the terms of which shall be in the aggregate no less favourable to the employees of the Partnership than those of the Partnership Benefit Plans, and which for greater certainty shall provide any post-retirement benefits accrued by employees of the Partnership prior to the Closing Date. Effective on the Closing Date, the employees of the Partnership immediately prior to that date (the "Partnership Employees") shall cease to participate in, and accrue benefits under, the Partnership Benefit Plans and shall commence participation in the Bayer Benefit Plans. Partnership Employees who are not participants in the Partnership Benefit Plans immediately prior to the Closing Date shall become participants in the Bayer Benefit Plans in accordance with the terms thereof. Each Bayer Benefit Plan shall recognize a Partnership Employee's service with the Partnership for the purpose of determining eligibility for membership in or entitlement to benefits under such plan and Bayer shall arrange to have waived any pre-existing conditions requirements under any of the Bayer Benefit Plans in respect of the Partnership Employees.

  All amounts payable under the Partnership Benefit Plans by reason of or in connection with any and all claims incurred prior to the Closing Date by the Partnership Employees or former employees of the Partnership shall continue to be payable in accordance with the terms thereof. The Seller shall ensure that all such amounts are paid when due in accordance with the provisions of the applicable Partnership Benefit Plans and that any benefits payable under any employee savings plan which is a Partnership Benefit Plan are paid out as required by the plan and applicable law. The Purchaser shall be responsible under the Bayer Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by the Partnership Employees on and after the Closing Date. For purposes of this Section 6.7(d), a claim shall be deemed to have been incurred on the date of occurrence of an injury, the diagnosis of an illness, the date of purchase or receipt of any service or supply, or any other event giving rise to such claim or series of claims. With respect to short-term disability or long-term disability claims, a claim shall be deemed to have occurred on each day for which income benefits are payable to the Partnership Employee.

  By virtue of the transfer of the Seller's Partnership Interest to the Purchaser pursuant to Section 2.1 of this Agreement, the Purchaser shall become the sole sponsor and administrator of the Partnership Pension Plan and the related fund effective on the Closing Date and the Seller shall have no further liability or obligation thereunder other than as otherwise contemplated under Article 8 of this Agreement. As soon as practicable after the Closing Date, the Purchaser shall amend the Partnership Pension Plan and the related funding document(s) to reflect the change in the sponsor and shall provide the Seller with written confirmation of the filing and registration of such amendment and evidence that the funding document(s) have been amended. The Seller shall co-operate with the Purchaser in connection with its assumption of sole responsibility for the Partnership Pension Plan and, subject to applicable law, shall provide such information as the Purchaser may reasonably require in order for it to undertake the day-to-day administration of the Partnership Pension Plan.

6.8     Amendments to Certain Agreements

The Seller, the Purchaser or, as appropriate, their Affiliates, agree to execute and deliver at Closing the Amendment to the Pre-Exercise Agreement substantially in the form of Exhibit G. The Amended Pre-Exercise Agreement shall include (without limitation) an identification of Bayer Products, Crompton Products and Pre-Exercise Products (as each is defined in the Amended Pre-Exercise Agreement).

6.9     Additional Agreements - Supply/Distributor

  [Intentionally Deleted]
  [Intentionally Deleted]

The Purchaser and the Seller agree to execute and deliver at Closing distributor agreements for certain Formulations to be sold by the Purchaser in Canada, substantially in the form to be agreed on by the Parties and attached hereto following the date of this Agreement as Exhibit N.

6.10     [Intentionally Deleted]

The parties agree that the Post-Exercise Agreement shall terminate automatically by its terms upon the Seller's transfer of the Offered Partnership Interest to the Purchaser and as a result of which, all rights licensed under such agreement to the Seller and their Affiliates shall also terminate.

  [Intentionally Deleted.]

6.11     Employees

The Purchaser shall offer to continue the employment, effective from the Closing Date, of all Partnership Employees on terms and conditions of employment including salary, incentive compensation and benefits no less favourable to those paid or available to the Partnership Employees immediately prior to the Closing Date. The Purchaser shall provide the Partnership Employees with an offer of employment in writing on or before the Closing Date.

ARTICLE 7 FURTHER ASSURANCES

7.1     Cooperation

  From and after the Closing, the Seller and the Purchaser shall each cooperate with the other and execute and deliver to the other or to the other's appropriate Affiliates such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement, including without limitation (i) obtaining consents from Third Parties; (ii) the transfer to the Purchaser of any Necessary Asset that is not to be made available pursuant to the Closing Agreements; and (iii) both before and within sixty (60) days after Closing, the Seller shall cooperate with the Purchaser and execute and deliver to the Purchaser any necessary documents as reasonably required, in order to effect the registration or transfer of any intellectual property or other rights from the Partnership or the Business to the Purchaser, provided that the preparation and filing of such documents shall be at the Purchaser's cost.

  From and after the Closing, the Seller and the Purchaser shall cooperate in the preparation of all Tax returns, Tax elections and Tax filings relating to the Business or the transactions contemplated in this Agreement and take such actions as may reasonably be requested by the other party in respect thereof.

  From and after the Closing, subject to appropriate agreements relating to confidentiality, each party shall afford the other party, its counsel and accountants, at the other party's expense, during normal business hours and without unreasonable interference with the operation of such first party's business, reasonable access to the employees and any books and records in its possession relating to the Business with respect to periods before the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with the preparation of Tax returns (and the Seller agrees to continue to prepare Tax returns for the Partnership for the year ended December 31, 2003 and for the period between such year end and the Closing Date) or in connection with any Tax audit, except to the extent that furnishing any such books or records or portion thereof pursuant to this Section 7.1(b) would violate any Law, order, contract or permit applicable to either party or by which any of their respective assets and properties is bound. Each party agrees for a period extending through the expiration of any statutory limitation periods for Tax matters not to destroy or otherwise dispose of any such books and records unless such party shall first offer in writing to surrender such books and records to the other party and such other party shall not agree in writing to take possession thereof during the ninety (90) calendar day period after such offer is made.

  For a period of forty-five (45) days after the Closing Date, the Seller and its Affiliates shall have a right to request information that is Pre-Exercise Technology (as such term is defined in the Amended Pre-Exercise Agreement), including without limitation the Pre-Exercise Technology specifically identified on Schedule 7.1(c). Such requests shall be in writing, identify the requested information with specificity and be made to a person designated by the Purchaser. The Purchaser shall supply such requested Pre-Exercise Technology in the form in which it is ordinarily kept, subject to the right to redact any information that is not Pre-Exercise Technology from the documents provided. The Purchaser shall use reasonable efforts to supply the requested Pre-Exercise Technology promptly giving due regard to conflicting obligations relating to the conduct of the Business, and in any event shall supply the requested Pre-Exercise Technology within 120 days after the Closing Date. The inclusion of information in a response to a request pursuant to this Section 7.1(b) shall not be construed as an admission by the Purchaser or the Business that any or all of the information supplied is Pre-Exercise Technology; provided however, that any information supplied in a response to a request pursuant to this Section 7.1(b) may be used by the Seller and its Affiliates in accordance with the terms of the Amended Pre-Exercise Agreement as though it were Pre-Exercise Technology.

  At any time prior to the Closing Date, and for a period of forty-five (45) days after Closing, the Seller and its Affiliates shall have a right to request information that is Crompton Technology, including without limitation, the Crompton Technology specifically identified on Schedule 7.1(d). All such requests shall be in writing, shall identify the requested information with specificity and shall be made to a person designated by the Purchaser. The Purchaser shall supply such requested Crompton Technology in the form in which it is ordinarily kept, subject to the right to redact any information that is not Crompton Technology from the documents provided. The Purchaser shall use reasonable efforts to supply the requested Crompton Technology promptly giving due regard to conflicting obligations relating to the conduct of the Business, and in any event shall supply the requested Crompton Technology within 120 days after Closing. The inclusion of information in a response to a request pursuant to this Section 7.1(d) shall not be construed as an admission by the Purchaser or the Seller that any or all of the information supplied is Crompton Technology, provided however, that any information supplied in a response to a request pursuant to this Section 7.1(d) may be used by Crompton and/or its Affiliates as though it were Crompton Technology.

  Notwithstanding anything to the contrary in Sections 7.1(c) or (d), neither the Partnership nor the Purchaser shall be required to provide the Seller and/or its Affiliates with any requested Crompton Technology to the extent it involves Bayer Technology or Bayer Products (as each such term is defined in the 1998 Purchase Agreement). Notwithstanding anything to the contrary in the foregoing, neither the Partnership nor the Purchaser shall be required to provide any requested Pre-Exercise Technology or Crompton Technology to the extent it involves any proprietary information and/or data of any Third Party that has not expressly permitted the Partnership or the Purchaser, as the case may be, to disclose such information in a written agreement. If the Third Party agreement does not expressly permit the Partnership or the Purchaser, as the case may be, to disclose such information and/or data, the Partnership or the Purchaser, as the case may be, shall contact such Third Party to seek approval for such access. The Partnership or the Purchaser, as the case may be, shall inform the Seller in the event that the Third Party does not consent to such access. The Seller, at its option after notice to the Partnership or the Purchaser, as the case may be, may also attempt to obtain such consent from the applicable Third Party to allow the Seller such access. If the Third Party consents to the disclosure of information and/or data to the Seller and/or its Affiliates, then the Partnership or the Purchaser, as the case may be, shall provide such information and/or data to the Seller and/or its Affiliates.

  If (i) a contract listed on Exhibit V-1 gives the Seller the right to receive Technology generated after the Effective Date, (ii) the Seller has a contract with a Third Party that was executed prior to January 1, 2004 that imposes an obligation on the Seller to disclose to the Third Party Technology generated under any of the contracts listed on Exhibit V-1, and (iii) the obligations in the contract listed on Exhibit V-1 to disclose to the Seller and the Third Party were consistent with the Seller's rights in Technology under the Post-Exercise Agreement and the other agreements from November 20, 1998 through the Effective Date between the Seller and the Partnership, the Purchaser or their respective Affiliates relating to their rights to Technology generated by the Partnership or its Affiliates, the Seller's right to receive such Technology generated after the Effective Date shall survive until expiration of the contract listed on Exhibit V-1, notwithstanding the 45 day limitation set forth in Section 7.1(d). The Seller expressly acknowledges that listing a contract on Exhibit V-1 or V-2 does not mean that the contract satisfies requirements (i) through (iii) above. The foregoing right to receive Technology shall apply only with respect to, and to the extent that, the Partnership, the Purchaser or their respective Affiliates engage in research or development after the Effective Date pursuant to a contract listed on Exhibit V-1 or V-2.

  If (i) a contract listed on Exhibit V-2 requires the Partnership, the Purchaser or their respective Affiliates to conduct research or development activities for the Seller or its Affiliates, (ii) that contract gives the Seller the right to receive Technology generated after the Effective Date, and (iii) the obligations in the contract to disclose Technology to the Seller were consistent with the Seller's rights in Technology under the Post-Exercise Agreement and the other agreements from November 20, 1998 through the Effective Date between the Seller and the Partnership, the Purchaser or their respective Affiliates relating to their rights to Technology generated by the Partnership or its Affiliates, the Seller's right to receive such Technology generated after the Effective Date shall survive until expiration of the contract listed on Exhibit V-2, notwithstanding the 45 day limitation set forth in Section 7.1(d). The Seller expressly acknowledges that listing a contract on Exhibit V-1 or V-2 does not mean that the contract satisfies requirements (i) through (iii) above. The foregoing right to receive Technology shall apply only with respect to, and to the extent that, the Partnership, the Purchaser or their respective Affiliates engage in research or development after the Effective Date pursuant to a contract listed on Exhibit V-1 or V-2.

  Other than as set forth in Sections 7.1(c), (d), (f) and (g) and except as may be specifically requested pursuant to this Agreement or any other agreement entered into with the Purchaser and/or its Affiliates on or after the date of this Agreement, the Seller and its Affiliates shall have no rights whatsoever to seek Technology from the Partnership, the Purchaser or any of their Affiliates related to the Seed Treatment business, including without limitation pursuant to agreements between the Partnership and the Seller and/or its Affiliates entered into prior to the date of this Agreement.

  The Seller may propose supplements to the list of contracts on Exhibit V-1 or V-2 as soon as practicable following the date hereof and prior to the Closing Date, and Exhibit V-1 and V-2 may be amended by mutual agreement of the parties prior to the Closing Date.

7.2     Covenant Not to Compete in LLC Purchase Agreement

     The Seller hereby acknowledges and agrees that it is bound by the covenant not to compete as set out in Section 7.2 of the Gustafson LLC Purchase Agreement with the same intent and effect as if it were a party thereto, mutatis mutandis.

7.3     Cooperation in Third-Party Litigation

  After the Closing, the Seller and its Affiliates shall provide such cooperation as the Purchaser or its counsel may reasonably request in connection with (i) any Proceeding related to the conduct of the Business prior to the Closing which is pending or threatened at the time of Closing or thereafter and to which the Purchaser or the Partnership is a party, and (ii) any Proceeding for which the Seller is entitled to indemnification from the Purchaser under Section 8.3 hereof. Such cooperation shall include, but not be limited to, making employees of the Seller available upon the reasonable request and at the expense of the Purchaser or its counsel to consult with and assist the Purchaser and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings.

  After the Closing, the Purchaser shall provide such cooperation as the Seller or its counsel may reasonably request in connection with (i) any Proceeding relating to the conduct of the Business prior to the Closing which is pending or threatened at the time of Closing or thereafter and to which the Seller is a party; and (ii) any Proceeding for which the Purchaser is entitled to indemnification from the Seller under Section 8.2 hereof. Such cooperation shall include, but not be limited to, making employees of the Purchaser available upon the reasonable request and at the expense of the Seller or its counsel to consult with and assist the Seller and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings.

  The provisions of this Section 7.3 are not intended to conflict with, and shall not override the provisions of, Article 8 hereof. To the extent not covered under the indemnification provisions of Article 8 hereof, (i) any out-of-pocket expenses incurred by the Seller and its Affiliates in connection with cooperation provided under Section 7.3(a) shall be paid by the Purchaser and (ii) any out-of-pocket expenses incurred by the Purchaser and its Affiliates in connection with cooperation provided under Section 7.3(b), shall be paid by the Seller.

7.4     Non-Solicitation/Non-Hire of Partnership Employees

Beginning on the date of this Agreement and continuing for a period of two (2) years after the Closing Date, none of the Seller or any of its Affiliates shall, without the prior consent of the Purchaser, which may be given or withheld at the Purchaser's sole discretion, (a) employ as an employee or independent contractor any Partnership Employee listed on Schedule 7.4 or (b) solicit for employment or as an independent contractor any Partnership Employee; provided, however, that this covenant shall not be deemed to have been breached as to any employee (including those listed on Schedule 7.4) who (x) is no longer an employee of the Partnership, the Purchaser or an Affiliate of the Purchaser and has been involuntarily terminated by the Partnership, the Purchaser or an Affiliate of the Purchaser or (y) is solicited for employment by the Seller or any of its Affiliates at least six (6) months after such employee has voluntarily terminated his or her employment with the Partnership, the Purchaser or an Affiliate of the Purchaser. With respect to Partnership Employees not listed on Schedule 7.4, this covenant shall not be deemed to have been breached as to any employee who has responded to an advertisement or other public announcement placed by or on behalf of, or to a recruiter engaged by or on behalf of, the Seller or any of its Affiliates, if such advertisement or other public announcement or recruiter is not specifically targeting Partnership Employees (but which or who may generally be seeking Persons in the crop protection and/or Seed Treatment industry). Upon the expiration of two (2) years after the Closing, the provisions of this Section 7.4 shall expire and be of no further force and effect.

7.5    First Offer For New Products.

  Notwithstanding anything to the contrary in this Agreement, the Seller may sell or otherwise commercialize New Products for Seed Treatment uses and applications in Canada only in compliance with the terms and conditions of this Section 7.5. Except as set forth in this Section 7.5, during the period that begins on the Closing Date and ends three (3) years from the Closing Date, the Seller covenants and agrees that the Seller and its Affiliates shall not (i) develop with a Third Party any New Product for Seed Treatment uses or applications in Canada and (ii) shall not sell or otherwise commercialize (whether by themselves or with a Third Party) any New Product for Seed Treatment uses or applications in Canada. Without limiting the generality of the foregoing, the Seller and/or its Affiliates may, during the period that begins on the Closing Date and ends three (3) years from the Closing Date, undertake in Canada, any of the activities described in (i) of the immediately preceding sentence in conjunction with any research establishment, unless such research establishment would be granted, within three (3) years from the Closing Date, directly or indirectly, rights to commercialize or sell such New Product for Seed Treatment uses or applications in connection with its participation in any such activities in Canada.

  Other than as set forth in Sections 7.5(c), (d) and (e), if the Seller or any of its Affiliates has developed, or has obtained rights to, a New Product for any Seed Treatment uses and applications in Canada, the Seller shall promptly notify the Purchaser of such New Product not later than the time that the Seller or any of its Affiliates has decided to sell or otherwise commercialize such New Product for Seed Treatment uses and applications in Canada. Such notice shall describe the New Product, state the nature of rights being offered to the Purchaser (i.e., crops and whether the rights are to develop, distribute and/or manufacture the New Product or, if the New Product is an Active Ingredient or other ingredient, Formulations containing the New Product) and provide all information reasonably requested (subject to an appropriate confidentiality agreement) by the Purchaser to assess the New Product and develop the Plan. The Purchaser shall have sixty (60) days from such notice to develop and submit to the Seller a strategic five (5) year marketing plan, estimated volumes, research schedule and development budget for such New Product, as appropriate in light of and taking into account the nature of the offer and the status of development, testing and approvals relating to the New Product on the date of the notice and the information provided by the Seller (collectively, the "Plan"). Following receipt of the Plan, the Seller shall evaluate the Plan, and communicate its acceptance, rejection and/or any conclusions to the Purchaser. During the sixty (60) day period from the date the Plan was due to the Seller, the Seller and the Purchaser shall use Good Faith Efforts to negotiate the Plan and an agreement reasonably satisfactory to both of them for the rights to the New Product being offered. If the Purchaser fails to provide a Plan within the sixty (60) day period specified above, or if, despite Good Faith Efforts by both parties, the parties fail to reach agreement on the Plan and applicable (i.e., supply, development, distributor) agreement within such sixty (60) day period, then in such case, the Seller or its Affiliates may offer the relevant New Product to another Person, provided that (i) the terms of such offer (taken as a whole) may not be more favourable to any such Person than the last terms offered by the Purchaser pursuant to this Section 7.5(b), if any, and (ii) in no event (notwithstanding anything herein to the contrary) may the New Product, or if the New Product is an Active Ingredient or other ingredient, such Active Ingredient or other ingredient and Formulations containing such Active Ingredient or other ingredient, be sold or otherwise commercialized by such other Person or by the Seller or any of its Affiliates for Seed Treatment uses or applications in Canada (regardless of whether the Purchaser failed to provide a Plan or the parties failed to reach agreement on the Plan and/or related agreement) until the expiration of three (3) years from the Closing Date.

  If (i) a New Product is comprised of or contains an Active Ingredient that is a compound proprietary to a Third Party (and not a compound that is available in generic form), and (ii) the rights to such Product containing such proprietary Active Ingredient cannot be granted by the Seller or its applicable Affiliate to the Purchaser for Canada because of an obligation involuntarily imposed on the Seller and its Affiliates, as long as the Seller and its Affiliates use reasonable commercial efforts to negotiate an agreement with the Third Party that does not prevent a grant of such rights in Canada to the Purchaser, then notwithstanding anything to the contrary in this Section 7.5, the Seller or any of its Affiliates may directly or indirectly develop, test, manufacture, market, sell and/or otherwise commercialize such New Product for Seed Treatment uses and applications in Canada without first complying with Section 7.5(a) or (b), and without waiting until the expiration of three (3) years from the Closing Date.

  At any time after Closing until a period ending three (3) years after the Closing Date, if the Seller or its Affiliates are successful in the current litigation to permit the sale of Lindane and/or Lindane-containing Formulations in Canada, the Seller and the Purchaser agree, upon notice by the Seller, to use Good Faith Efforts to negotiate a distributor agreement for Lindane containing Formulations for Seed Treatment uses and applications in Canada. If, despite the exercise of Good Faith Efforts during the ninety (90) day period after notice is given by the Seller as provided in the preceding sentence, the Seller and the Purchaser are not able to reach agreement on the terms and conditions under which Lindane containing Formulations would be sold to the Purchaser for Seed Treatment uses or applications in Canada, then the Seller or its Affiliates may develop, market, distribute, offer and sell Lindane-containing Formulations for Seed Treatment uses and applications in Canada directly or indirectly through a Third Party without first complying with Section 7.5(b) of this Agreement, or without waiting until the expiration of three (3) years from the Closing Date, provided that the terms of such offer (taken as a whole) may not be more favourable to any such Third Party than the last terms offered by the Purchaser pursuant to this Section 7.5(d), if any. For the avoidance of doubt, Lindane-containing Formulations for Canada are not Existing Products or Replacement Products (but are New Products subject only to this Section 7.5(d)), provided, however, that Lindane-containing Formulations for Seed Treatment uses and applications in the United States and Mexico are Existing Products and Replacement Products for purposes of the Gustafson LLC Purchase Agreement.

  If at any time until the third anniversary of the Closing Date, the Seller or any of its Affiliates has decided to sell or otherwise commercialize the Active Ingredient Ipconazole, or any Formulation containing Ipconazole, for Seed Treatment uses and applications in Canada, the Seller shall promptly notify the Purchaser of such decision not later than the time that the Seller or any of its Affiliates has decided to sell or otherwise commercialize Ipconazole or any Ipconazole-containing Formulations for Seed Treatment uses and applications in Canada. Such notice shall describe the development or commercialization decision, state the nature of rights being offered to the Purchaser (i.e., crops and whether the rights are to develop, Ipconazole and/or distribute and/or manufacture the Formulation containing Ipconazole), and provide all information reasonably requested (subject to an appropriate confidentiality agreement) by the Purchaser to assess, as applicable, Ipconazole or the Ipconazole-containing Formulations and develop the Ipconazole Plan. The Purchaser shall have sixty (60) days from such notice to develop and submit to the Seller a strategic five (5) year marketing plan, estimated volumes, research schedule and/or development budget in response to such notice, as appropriate, in light of and taking into account the nature of the offer and the stage of development, testing and approvals relating to the offer that is the subject of the notice and the information provided by the Seller (collectively, the "Ipconazole Plan"). Following receipt of the Ipconazole Plan, the Seller shall evaluate the Ipconazole Plan, and communicate its acceptance/rejection and/or any conclusions to Purchaser. During the sixty (60) day period from the date the Ipconazole Plan was due to the Seller, the Seller and the Purchaser shall use Good Faith Efforts to negotiate the Ipconazole Plan and an agreement reasonably satisfactory to both of them for the rights being offered. If the Purchaser fails to provide an Ipconazole Plan within the sixty (60) day period specified above, or despite Good Faith Efforts by both parties, the parties fail to reach agreement on the Ipconazole Plan or on the applicable agreement within such sixty (60) days, then in either case, the Seller or its Affiliates may develop, market, distribute, offer, sell and/or otherwise commercialize Ipconazole or such Ipconazole-containing Formulations for Seed Treatment uses and applications in Canada directly or indirectly through a Third Party without first complying with Section 7.5(b), or without waiting until the expiration of three (3) years from the Closing Date, provided that the terms of such offer (taken as a whole) may not be more favourable to any such Third Party than the last terms offered by the Purchaser, if any, pursuant to this Section 7.5(e). For the avoidance of doubt, the Active Ingredient Ipconazole and any Ipconazole-containing Formulations for Canada are not Existing Products but are New Products subject only to this Section 7.5(e).

  Upon expiration of three (3) years from the Closing Date, the Seller and its Affiliates shall have no further obligation to comply with this Section 7.5 and the Seller and its Affiliates shall have no further obligation under this Section 7.5 to offer a New Product to the Business or the Purchaser, or otherwise be restricted in developing, marketing, selling or otherwise commercializing a New Product for Seed Treatment uses or applications in Canada, whether by itself or with a Third Party, except to the extent that such restrictions are contained in a written agreement entered into between the Seller and/or its Affiliates and the Purchaser and/or its Affiliates pursuant to this Section 7.5 or otherwise.

  Nothing contained in this Section 7.5 grants a license, right to use or an interest in any intellectual property rights or other rights (contractual or otherwise) of the Business or the Purchaser and its Affiliates or relieves the Seller or its Affiliates of any restriction contained in the Amended Pre-Exercise Agreement.

7.6     [Intentionally deleted.]

ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1    Survival

The representations and warranties of the Purchaser and the Seller set forth in this Agreement and the covenants and obligations of the Purchaser and the Seller set forth in this Agreement shall, subject to applicable law, survive the Closing for the periods set forth in Sections 8.2, 8.3, 8.4, 8.5 and 8.6.

8.2     Indemnification by the Seller

  Subject always to the provisions of Sections 8.4 and 8.5 and this Section 8.2, the Seller agrees to defend, indemnify and hold harmless the Purchaser, Bayer Canada, their Affiliates and their respective officers, directors, agents and employees (individually, a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") from and against:

(i)

(A)     One hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by the Seller in or pursuant to this Agreement in Sections 4.1(a), (b), (f)(ii), (g)(i), (k) (to the extent the representation in (k) relates to the Seller) and (l), provided however, that for the purposes of this Section 8.2(a)(i)(A), such representations and warranties shall be read without regard to any Seller's Knowledge qualification included in such representation or warranty;

(B)     Fifty (50%) percent of any and all such Losses suffered by a Purchaser Indemnitee, as a result of or in connection any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by the Seller in or pursuant to this Agreement set forth under Sections 4.1(d), (f)(i), (g)(ii), (h), (i), (j) and (k) (to the extent the representation in 4.1(k) relates to the Partnership); provided however, that for the purposes of this Section 8.2(a)(i)(B), such representations and warranties shall be read without regard to any Seller's Knowledge qualification included in such representation or warranty; and

(C)     One Hundred (100%) percent of any and all such Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by the Seller in or pursuant to this Agreement set forth under Sections 4.1(d), (f)(i), (g)(ii), (h), (i), (j) and (k) (to the extent the representation in 4.1(k) relates to the Partnership) to the extent such representations are read taking into account any Seller's Knowledge qualification included in such representation or warranty; provided that, to the extent that the Purchaser has Knowledge of the matter subject to the Sellers' Knowledge qualification, the indemnification obligation of the Seller shall remain as set forth under Section 8.2(a)(i)(B).

     (ii)     One hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any breach of any covenant, agreement or obligation made or to be performed by the Seller or any of their Affiliates, under or pursuant to this Agreement, provided that the Seller shall first have notice of and an opportunity to cure within thirty (30) days of such notice breaches relating to post-Closing covenants, agreements or obligations that are not wilful, intentional or reckless;

     (iii)     One hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with (A) any failure of the Seller to transfer the Offered Partnership Interest to the Purchaser free and clear of any Liens and in accordance with this Agreement and/or (B) any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by the Seller in or pursuant to this Agreement under Section 4.1(e).

     (iv)     One-half (50%) of any Taxes assessed against the Partnership due in respect of any period beginning on or after November 20, 1998 through the Closing Date, including any penalty imposed on the Partnership or the Purchaser or Bayer Canada for actions or non-actions approved by the Purchaser and the Seller, provided, however, that if, absent such approval for its action or non-action, the Seller or any of its Affiliates fail to carry out, or improperly carry out, any administrative action (i.e., filing tax return) required to be taken or not taken by the Seller in its role of Tax Matters Partner, then all (100%) of any such penalty;

one hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any 2004 Excluded Obligations; and

     (v)     one-half (50%) of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with the operation of the Business prior to the Closing Date (other than to the extent such liability is set forth or reserved for in the Financial Statements) including without limitation one-half (50%) of:

          (A)     any Losses arising from any Proceeding arising from events or occurrences prior to the Closing Date;

          (B)     any Losses arising from an alleged failure or a failure of the Company or its Affiliates to comply with Laws (other than Environmental Laws) prior to the Closing Date;

          (C)     any Losses arising prior to the Closing Date related to the employment of employees of the Partnership or the hiring of consultants by the Partnership, including any Losses involving the Partnership Benefit Plans and the Partnership Pension Plan used to provide benefits to such employees or consultants;

          (D)     any alleged breach or breach of contracts of the Partnership prior to the Closing; and

          (E)     any Losses arising from any liability arising from events or occurrences prior to, or relating to the periods prior to the Closing Date to the extent such liability is not reflected or reserved in the Financial Statements, including without limitation the litigation claims set forth on Schedule 4.1(g) and Schedule 4.2(c).

        (b)      1998 Excluded Obligations.

Subject always to the terms of Section 8.4(a), the Seller acknowledges and agrees that notwithstanding any provision in this Agreement to the contrary, the Purchaser and its Affiliates shall not assume or be obligated to satisfy or perform any of the 1998 Excluded Obligations. The Seller further acknowledges and agrees that the obligation of the Seller (as successor to Uniroyal Canada), to defend, indemnify and hold harmless the Purchaser and its Affiliates from and against any Losses suffered by the Purchaser and its Affiliates as a result of or in connection with 1998 Excluded Obligations, as set forth in Section 9.2(a)(ii) of the 1998 Purchase Agreement, remains in full force and effect. As set forth in Sections 9.2(d) and 9.2(b)(i) of the 1998 Purchase Agreement, such indemnification obligations shall not be subject to any De Minimis Amount, Threshold Amount or Indemnification Cap (as such terms are defined in the 1998 Agreement) and there shall be no limitation on the time for making a Claim for any Losses with respect to a 1998 Excluded Obligation.

  Notwithstanding the terms of Section 8.2(a), the Seller shall not be required to indemnify the Purchaser Indemnitees under Section 8.2(a), unless such right to indemnification is asserted by the Purchaser (whether or not such Losses have actually been incurred) by written notice to the Seller describing with reasonable specificity the facts giving rise to the asserted right, within the following time periods:

    with respect to any matters covered by Sections 8.2(a)(iii) or (a)(v), or any breach of the representations and warranties contained in Sections 4.1(a), (b) or (e) or with respect to any fraud or intentional misrepresentation made by the Seller there shall be no limitation on the time for making a Claim;

    with respect to all matters covered by Section 8.2(a)(ii), other than (A) Tax matters and matters related to employees and the Partnership Benefit Plans and the Partnership Pension Plan (which are dealt with in Section 8.2(c)(iv) below) and (B) Environmental Liability (which is dealt with exclusively in Sections 8.4 and 8.5), on or before the later of (x) the date which is five (5) years after the Closing Date or (y) two (2) years following the breach, but in no event later than seven (7) years following the Closing Date;

    with respect to all matters covered by Section 8.2(a)(i) or (vi), other than (A) those specified in Section 8.2(c)(i) above, (B) Tax matters and matters relating to employees or the Partnership Benefit Plans and the Partnership Pension Plan (which are dealt with in Section 8.2(c)(iv) below) and (C) Environmental Liability (which is dealt with exclusively in Sections 8.4 and 8.5), on or before the date which is two (2) years after the Closing Date; and

    with respect to Tax matters covered under Section 8.2(a)(i) or (a)(iv), or matters relating to the Partnership Pension Plan covered under Section 8.2(a)(i) or 8.2(a)(vi), on or before the date that the relevant authorities shall no longer be entitled to assess liability in respect of such Tax matters or such Partnership Pension Plan matters; and with respect to matters relating to employees or the Partnership Benefit Plans covered under Section 8.2(a)(i) or 8.2(a)(vi), on or before the expiration of the applicable statute of limitations for the Claim, or if a violation of Law, the applicable statute of limitations for the underlying Laws which form the basis of the Claim.

  Subject to the terms of Sections 8.2(e) and (f) and Section 8.4, (i) the Seller shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.2(a) with respect to any individual Losses of less than the De Minimis Amount (it being understood that to the extent an individual Loss is equal to or more than the De Minimis Amount the entire amount of such individual Loss including the portion of such individual Loss less than the De Minimis Amount will be subject to indemnification) or with respect to the first ONE HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US$150,000.00) of such Losses, calculated on a cumulative basis (under both this Agreement and the Gustafson LLC Purchase Agreement) but not including any individual Losses of less than the De Minimis Amounts and not on an individual basis (the "Threshold Amount"); and (ii) the Seller shall indemnify the Purchaser Indemnitees pursuant to Section 8.2(a) for Losses to the extent in excess of the Threshold Amount. Except as provided by Sections 8.2(e), 8.2(f) and comparable provisions of the Gustafson LLC Purchase Agreement so identified in Gustafson LLC Purchase Agreement, the Seller's aggregate indemnification obligations for Losses under this Agreement and the Gustafson LLC Purchase Agreement shall in no event exceed SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS (US$7,500,000.00) (the "General Indemnification Cap").

  Notwithstanding Section 8.2(d), the General Indemnification Cap shall not apply to Losses (i) under Section 8.2(a) with respect to Tax matters, including Losses under Sections 8.2(a)(i) or (a)(iv) that relate to Tax matters; or (ii) with respect to any Environmental Liability (which is dealt with exclusively in Sections 8.4 and 8.5); or (iii) under Sections 8.2(a)(i) or 8.2(a)(vi) with respect to any matter relating to employees or employee benefits (collectively, the "Canadian Excepted Liabilities"). Notwithstanding Section 8.4, the Seller's aggregate indemnification obligations with respect to Cessation Environmental Liability under this Agreement and Cessation Environmental Liability under the Gustafson LLC Purchase Agreement, to the extent in excess of any threshold amounts calculated cumulatively under this Agreement and the Gustafson LLC Purchase Agreement, shall not exceed (A) TWO MILLION AND 00/100 UNITED STATES DOLLARS (US$2,000,000.00) per Location, including any Location under this Agreement (but not including the Calgary Location) and any Location identified in the Gustafson LLC Purchase Agreement, or (B) an aggregate of FOUR MILLION AND 00/100 UNITED STATES DOLLARS (US$4,000,000.00) for all Locations, including all Locations under this Agreement (but not including the Calgary Location) and all Locations identified in the Gustafson LLC Purchase Agreement. The Seller's aggregate indemnification obligations with respect to Losses with respect to such Canadian Excepted Liabilities (other than indemnification obligations under Sections 8.4(a), (b) and (f) which are not subject to any indemnification cap or limitation) under this Agreement and Losses specified as the "Excepted Liabilities" (other than any such indemnification obligations with respect to any Environmental Liability that is not subject to any indemnification cap or limitation in the Gustafson LLC Purchase Agreement) under the Gustafson LLC Purchase Agreement, to the extent in excess of any Threshold Amount of Losses calculated cumulatively under this Agreement and the Gustafson LLC Purchase Agreement and exclusive of any individual Losses of less than the De Minimis Amounts, shall not exceed THIRTY FIVE MILLION AND 00/100 UNITED STATES DOLLARS (US$35,000,000.00) (the "Aggregate Indemnification Cap"). Except as provided herein, the Seller's aggregate indemnification obligations for Losses subject to the Aggregate Indemnification Cap in the foregoing sentence and Losses subject to the General Indemnification Cap under Section 8.2(d) shall in no event exceed the Aggregate Indemnification Cap, and any monies paid by the Seller on account of the indemnification obligations for Environmental Matters under Section 8.4 of this Agreement and Sections 8.4 of the Gustafson LLC Purchase Agreement (in both cases other than indemnification obligations under Section 8.4(a), (b) and (f) of this Agreement and Sections 8.4(a), (b) and (f) of the Gustafson LLC Purchase Agreement, which are subject to no indemnification cap or limitation) and under indemnification obligations under the Gustafson LLC Purchase Agreement (other than those that are not subject to any indemnification cap or limitation in the Gustafson LLC Purchase Agreement) shall be included in the calculations for purposes of determining whether the Aggregate Indemnification Cap has been reached.

  Notwithstanding Section 8.2(d) or 8.2(e), the De Minimis Amount, the Threshold Amount, the General Indemnification Cap and Aggregate Indemnification Cap shall not apply to (i) Losses under Section 8.2(a)(i) with respect to any breach of the representations and warranties contained in Sections 4.1(a), (b), or (e); (ii) Losses under Section 8.2(a)(iii); (iii) any fraudulent or intentional misrepresentation, or breach of a covenant or agreement made or to be performed by the Seller pursuant to this Agreement; (iv) any Claims related to any 1998 Excluded Obligation; or (v) any Claims related to any 2004 Excluded Obligation.

  The Seller acknowledges and agrees that it shall not use the representations and warranties made by the Purchaser in Sections 4.2(c)(ii), (d) or (e) (or the confirmation of such representations and warranties by the Purchaser in the certificate delivered by the Purchaser pursuant to Section 6.4(e)) as an affirmative or other defense to an indemnification Claim made by a Purchaser Indemnitee hereunder. Such representations may be used only for purposes of Section 8.2(a)(i)(C).

8.3     Indemnification by the Purchaser

  Subject always to the provisions of Sections 8.4 and 8.5 and the provisions of this Section 8.3, the Purchaser shall defend, indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, agents and employees (individually, a "Seller Indemnitee" and collectively the "Seller Indemnitees") from and against:

  One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by the Purchaser in or pursuant to this Agreement in Sections 4.2(a), (b), (c)(i), (e) (to the extent that the representation in 4.2(e) relates to the Purchaser) or (f);

  Fifty (50%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by the Purchaser in or pursuant to this Agreement in Sections 4.2(c)(ii), (d) or (e) (to the extent that the representation in 4.2(e) relates to the Partnership);

  One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any breach of any covenant, agreement or obligation made or to be performed by the Purchaser or its Affiliates under or pursuant to this Agreement provided that the Purchaser shall first have notice of and an opportunity to cure within that thirty (30) days of such notice breaches relating to post-Closing covenants, agreements or obligations that are not willful, intentional or reckless;

  One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, to the extent such Losses are a result of or in connection with activities of the Business after the Closing Date, including without limitation, any alleged breach or breach of contracts of the Business on or after the Closing (but not contracts of the Business with the Seller or its Affiliates), or any Losses related to the employment of employees of the Business or the hiring of consultants for the Business or by the Purchaser, including with respect to the Bayer Benefit Plans and the Partnership Pension Plan used to provide benefits to such employees or consultants, the termination (including constructive termination) of any employees as a result of the transactions contemplated by this Agreement, or Losses arising from any Proceeding arising from events or occurrences on or after the Closing Date, provided however, that the Seller Indemnitee shall have the burden of proving the extent to which any such Losses are the result of occurrences after the Closing Date;

  One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, to the extent that such Losses result from (A) Taxes (including all information returns) assessed against the Business due in respect of any period beginning on or after the Closing Date, (B) Taxes, related to, arising out of or resulting from the failure to qualify to do business in any jurisdiction or lack of good standing in any jurisdiction due in respect of any period beginning on or after the Closing Date, or (C) a failure or delay by the Purchaser to amend (x) its corporate registrations in jurisdictions where it is qualified to do business as an extra-provincial corporation, or (y) licenses, registrations and labels relating to any Products or Formulations, in each case, to reflect the fact that the Partnership has been dissolved as a result of the acquisition by the Purchaser from the Seller of the Offered Partnership Interest on Closing and that the Purchaser carries on the Business following the Closing;

  One-half (50%) of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with the operation of the Business prior to the Closing Date (other than to the extent such liability is set forth or reserved for in the Financial Statements), including without limitation one-half (50%) of:

        any Losses arising from any Proceeding arising from events or occurrences prior to the Closing Date;

        any Losses arising from an alleged failure or a failure of the Partnership or the Business to comply with Laws (other than Environmental Laws) prior to the Closing Date;

        any Losses arising prior to the Closing Date related to the employment of employees of the Partnership or the hiring of consultants by the Partnership, including any Losses involving the Partnership Benefit Plans and the Partnership Pension Plan used to provide benefits to such employees or consultants;

        any alleged breach or breach of contracts of the Partnership and its Affiliates prior to the Closing; and

        any Losses arising from any liability arising from events or occurrences prior to, or relating to the periods prior to the Closing Date to the extent such liability is not reflected or reserved in the Financial Statements, including without limitation the litigation claims set forth on Schedule 4.1(g) and Schedule 4.2(c).

    one-half (50%) of any Taxes assessed against the Partnership due in respect of any period beginning on or after November 20, 1998 through the Closing Date; and
    One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any failure to pay the Purchase Price.
  Notwithstanding Section 8.3(a), the Purchaser shall not be required to indemnify the Seller Indemnitees unless such right to indemnification is asserted by the Seller (whether or not such Losses have actually been incurred) by written notice to the Purchaser describing with reasonable specificity the facts giving rise to the asserted right within the following time periods:
    with respect to any matter covered by Section 8.3(a)(iv) and any fraud or intentional misrepresentation made by the Purchaser, there shall be no limitation on the time for making a Claim;
    with respect to any matter covered by Section 8.3(a)(iii) (other than those specified in Section 8.3(b)(i) above, Tax matters or matters relating to employees or employee benefits which are dealt with in Section 8.3(b)(iii), or Environmental Liability (which is dealt with exclusively in Sections 8.4 and 8.5)), on or before the later of (x) the date which is five (5) years after the Closing Date or (y) two (2) years following the breach, but in no event later than seven (7) years following Closing;
    with respect to Tax matters covered under Section 8.3(a)(v) or (a)(vii), or matters relating to the Partnership Pension Plan covered under Section 8.3(a)(vi), on or before the date that the relevant authorities shall no longer be entitled to assess liability in respect of such Tax matters or such Partnership Pension Plan matters; and with respect to matters relating to employees or the Partnership Benefit Plans covered under Section 8.3(a)(vi), on or before the expiration of the applicable statute of limitations for the Claim, or if a violation of Law, the applicable statute of limitations for the underlying Laws which form the basis of the Claim.
    with respect to all other matters covered by Section 8.3(a) (other than other than those specified in Section 8.3(b)(i) and (b)(ii) above, Tax matters or matters relating to employees or employee benefits, which are dealt with in Section 8.3(b)(iii), and Environmental Liability, which is dealt with exclusively in Sections 8.4 and 8.5), on or before the date which is two (2) years after the Closing Date.

  Subject to the terms of Section 8.3(d) and (e) and Section 8.5, the Purchaser (i) shall not be required to indemnify the Seller Indemnitees pursuant to Section 8.3(a) with respect to any individual Losses of less than the De Minimis Amount or with respect to the Threshold Amount of such Losses (calculated on a cumulative basis under both this Agreement and the Gustafson LLC Purchase Agreement and not taking into account all individual Losses of less than the De Minimis Amount), and (ii) shall indemnify the Seller Indemnitees pursuant to Section 8.3(a) for such Losses to the extent in excess of the Threshold Amount. Except as provided by Section 8.3(d) and 8.3(e) and comparable provisions of the Gustafson LLC Purchase Agreement so identified in the Gustafson LLC Purchase Agreement, the Purchaser's aggregate indemnification obligations for Losses under both this Agreement and the Gustafson LLC Purchase Agreement shall in no event exceed the General Indemnification Cap.

  Notwithstanding Section 8.3(c), the General Indemnification Cap shall not apply to Losses (i) under Section 8.3(a)(vi) and 8.3(a)(vii) with respect to Tax matters and with respect to any matter relating to employees or employee benefits or (ii) to Losses under Section 8.5 with respect to Environmental Liability (collectively, the "Canadian Seller Excepted Liabilities"). Purchaser's aggregate indemnification obligations with respect to the Losses with respect to such Canadian Seller Excepted Liabilities (other than indemnification obligations under Sections 8.5(a), 8.5(b)(ii), 8.5(c)(ii), 8.5(d) and 8.5(e) which are subject to no indemnification cap or limitation) under this Agreement and Losses specified as the "Seller Excepted Liabilities" (other than indemnification obligations with respect to any Environmental Liability that is not subject to any indemnification cap or limitation in the Gustafson LLC Purchase Agreement) under the Gustafson LLC Purchase Agreement (to the extent in excess of any Threshold Amount of Losses calculated simultaneously under this Agreement and the Gustafson LLC Purchase Agreement and exclusive of any individual Losses of less then the De Minimis Amounts), shall not exceed the Aggregate Indemnification Cap. Except as provided herein, the Purchaser's aggregate indemnification obligations including those with respect to Losses subject to the General Indemnification Cap and the Aggregate Indemnification Cap under this Agreement and under the Gustafson LLC Purchase Agreement shall in no event exceed the Aggregate Indemnification Cap, and any monies paid by the Purchaser on account of indemnification obligations for Environmental Matters under Section 8.5 of this Agreement and Section 8.5 of the Gustafson LLC Purchase Agreement (other than indemnification obligations under Sections 8.5(a), 8.5(b)(ii), 8.5(c)(ii) and 8.5(d) of this Agreement and Sections 8.5(a), 8.5(b)(ii), 8.5(c)(ii) and 8.5(d) or Section 8.3 (d) of the Gustafson LLC Purchase Agreement, which are subject to no indemnification cap or limitation) and under indemnification obligations under the Gustafson LLC Purchase agreement (other than those that are not subject to any indemnification cap or limitation in the Gustafson LLC Purchase Agreement) shall be included in the calculations for purposes of determining whether the Aggregate Indemnification Cap has been reached.

  Notwithstanding Section 8.3(c) or Section 8.3(d), the De Minimis Amount, the Threshold Amount, the General Indemnification Cap or the Aggregate Indemnification Cap shall not apply to Losses with respect to (i) any fraudulent or intentional misrepresentation, or any breach of a covenant or agreement made or to be performed by the Purchaser, (ii) Losses under Section 8.3(a)(viii) or (iii) Losses under Section 8.3(a)(iv) (to the extent that the Seller Indemnitee has met its burden of proof that such Losses resulted from post-Closing occurrences) or Section 8.3(a)(v).

  Notwithstanding anything to the contrary herein, the Purchaser shall be required to indemnify the Seller Indemnitees with respect to any Loss under Section 8.3(a)(ii), Section 8.3(a)(vi) or Section 8.3(a)(vii), only to the extent that (i) a claim for such Loss has been asserted directly against, and paid by, the Seller Indemnitees, and (ii) the Seller Indemnitees collectively have incurred or paid the entire amount of such Losses. In the event that the Seller Indemnitees have collectively incurred or paid more than one-half (50%) of the total amount of such a Loss but less than the entire amount of such Loss, the Purchaser shall only indemnify the Seller Indemnitees for any amount in excess of one-half (50%) of the total amount of the Loss. For purposes of this Section 8.3, amounts paid or payable by a Seller Indemnitee to indemnify a Purchaser Indemnitee shall not be amounts that qualify as a Loss suffered by a Seller Indemnitee.

8.4     Indemnification by the Seller for Environmental Matters.

Notwithstanding anything to the contrary in this Agreement, and subject always to the terms of Section 8.6, the Seller shall have no liability for Environmental Matters except as set forth in this Section 8.4.

  Environmental 1998 Excluded Obligations. The Seller acknowledges and agrees that notwithstanding any provision in this Agreement to the contrary and without limiting the generality of Section 8.2(b), the Purchaser and its Affiliates shall not assume or be obligated to assume any obligation or responsibility for the matters identified in Section 2.3(d)(y), Section 2.3(j) and Section 2.3(k) of the 1998 Purchase Agreement (collectively the "Environmental 1998 Excluded Obligations"). The Seller further acknowledges and agrees that the obligation of the Seller (as successor to Uniroyal Canada, as such term is defined in the 1998 Purchase Agreement) to defend, indemnify and hold harmless the Purchaser and its Affiliates from and against, inter alia, any Environmental Liability or Claim in respect of any Environmental Liability (as such terms are defined in the 1998 Purchase Agreement) suffered by the Purchaser and its Affiliates as a result of or in connection with Environmental 1998 Excluded Obligations, as set forth in Section 9.2(a)(ii) of the 1998 Purchase Agreement, remains in full force and effect. As set forth in Sections 9.2(d) and 9.2(b)(i) of the 1998 Purchase Agreement, such indemnification obligations shall not be subject to any De Minimis Amount, Threshold Amount or Indemnification Cap (as such terms are defined in the 1998 Purchase Agreement) and there shall be no limitation on the time for making a Claim for any Losses with respect to Environmental 1998 Excluded Obligations. The parties acknowledge that indemnification obligations of the Seller pursuant to Section 8.4(b), (c), (d), (e) and (f) of this Agreement are in addition to and not in substitution for the indemnification obligations of the Seller with respect to the Environmental 1998 Excluded Obligations.

  Off-Site Liabilities.

    [Intentionally Deleted.]

    [Intentionally Deleted.]

    Subject to Section 8.4(b)(v), the Seller shall indemnify and hold harmless the Purchaser and Purchaser Indemnitees from and against one-half (50%) of any and all Off-Site Liability associated with Hazardous Substances generated by or at the direction of the Partnership during the time period from November 20, 1998 through the Closing Date either discovered by the Purchaser or brought to the Purchaser's attention by a Governmental Authority or other Third Party on or before the seventh anniversary of the Closing Date. The Seller shall either pay directly to the Purchaser and Purchaser Indemnitees or reimburse the Purchaser for any and all Environmental Liability incurred by the Purchaser and Purchaser Indemnitees that is subject to the Seller's indemnification obligations under this Section 8.4(b)(iii).

    The Seller's indemnification obligations set forth in Section 8.4(b)(iii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation.

    Notwithstanding the provisions of Section 8.4(b)(iii) the Seller shall not be required to indemnify the Purchaser and Purchaser Indemnitees under Section 8.4(b)(iii) unless such right to indemnification is asserted by the Purchaser (whether or not such Environmental Liability has actually been incurred) by written notice to the Seller, describing with reasonable specificity the facts giving rise to the asserted right on or before the seventh anniversary of the Closing Date.

(c)     On-Site Contamination.

    Subject to Sections 8.4(c)(ii), (c)(iii), (c)(iv), and (c)(v), the Seller shall indemnify and hold harmless the Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Environmental Liability resulting or arising from On-Site Contamination to the extent that the On-Site Contamination at issue arose or arises from or in connection with activities of the Business on or after November 20, 1998 through and until the Closing Date.
    Notwithstanding the terms of Section 8.4(c)(i), the Seller shall not be required to indemnify the Purchaser and the Purchaser Indemnitees under Section 8.4(c)(i), unless (A) such On-Site Contamination is discovered by the Purchaser or brought to the Purchaser's attention by a Governmental Authority or other Third Party (which is not an Affiliate of the Purchaser) and (B) the right to indemnification is asserted by the Purchaser (whether or not such Environmental Liability has actually been incurred) by written notice to the Seller, describing with reasonable specificity the facts giving rise to the asserted right, on or before the date which is four (4) years after the Closing Date.
    Notwithstanding anything to the contrary contained in Section 8.4(c), the Seller shall not be required to indemnify the Purchaser and the Purchaser Indemnitees pursuant to Section 8.4(c)(i) for Environmental Liability with respect to any individual incident of On-Site Contamination at a Location unless such Environmental Liability exceeds the Contamination/Compliance De Minimis Amount. In addition, the Seller shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(c)(i) for Environmental Liability for On-Site Contamination incurred with respect to a specific Location until such time as the cumulative Environmental Liability for On-Site Contamination for that Location exceeds the per Location threshold amount (exclusive of any and all Contamination/Compliance De Minimis Amounts) of the first ONE HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US $150,000.00).
    Notwithstanding anything to the contrary contained in Section 8.4(c), the Seller's indemnification of the Purchaser and Purchaser Indemnitees pursuant to Section 8.4(c)(i) for Environmental Liability for On-Site Contamination shall not exceed the Aggregate Indemnification Cap.
    Notwithstanding anything to the contrary contained in Section 8.4(c), the Seller shall have no obligation to indemnify the Purchaser and the Purchaser Indemnitees for Environmental Liability for On-Site Contamination associated with the operation of the Business after November 20, 1998 and prior to the Closing Date if the On-Site Contamination is discovered as a result of "voluntary action" by or on behalf of the Purchaser or the Partnership. For purposes of this Section 8.4(c)(v), "voluntary action":

        shall mean inspections and testing undertaken by or on behalf of the Purchaser which are not required either by applicable Environmental Law or the terms of existing Third Party real property leases for the Locations, which inspections and testing are intended, designed or customarily utilized, in whole or in part, to identify On-Site Contamination;

        shall not mean the discovery of On-Site Contamination in the course of or in connection with the maintenance, repair or visual inspection (excluding soil and groundwater investigations) conducted in the normal course of operations of the Business at a Location which are consistent with standard Canadian chemical industry practices; and

        shall include actions taken in connection with facility expansion projects;

provided that "voluntary action" shall not include any due diligence visual inspection in respect of the Calgary Location conducted by or on behalf of the Purchaser or the Partnership prior to the Closing.

(d)     Site Contamination - Cessation of Operations at Locations other than Calgary.

    Subject to Section 8.4(d)(ii), Seller shall indemnify and hold harmless the Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Environmental Liability incurred in complying with applicable Environmental Law or the terms of existing Third Party real property leases at all Locations other than the Calgary Location, which is: (A) discovered by the Purchaser or brought to the Purchaser's attention by a Governmental Authority or other Third Party (not an Affiliate of the Purchaser or the Company) as a result of or in connection with the company's permanent cessation of Business operations at any Location other than the Calgary Location; and (B) resulting or arising from On-Site Contamination of only soil and groundwater associated with the operation of the Business prior to the Closing Date ("Cessation Environmental Liability"). The Seller's liability under this Section 8.4(d)(i) shall be without regard to when the On-Site Contamination issue arose, but only to the extent On-Site Contamination arose prior to the Closing Date.

    Notwithstanding anything to the contrary contained in Section 8.4(d)(i), the Seller's indemnification obligation for Cessation Environmental Liability under Section 8.4(d)(i) is limited exclusively to Environmental Liability for On-Site Contamination of soil and/or groundwater and the Seller shall have no indemnification obligation under Section 8.4(d)(i) for Environmental Liability for Environmental Matters that are other than soil or groundwater Contamination.

    Notwithstanding the terms of Section 8.4(d)(i), the Seller shall not be required to indemnify the Purchaser Indemnitees under Section 8.4(d)(i), unless such right to indemnification is asserted by the Purchaser (whether or not such Cessation Environmental Liability has actually been incurred) by written notice to the Seller, describing with reasonable specificity the facts giving rise to the asserted right on or before the date which is four (4) years after the Closing Date.

    Notwithstanding the terms of Section 8.4(d)(i), the Seller shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(d)(i) for Cessation Environmental Liability until the aggregate Cessation Environmental Liability for all Locations (other than the Calgary Location) and all Locations as such term is defined in the Gustafson LLC Purchase Agreement exceeds the threshold amount (exclusive of any and all Contamination/ Compliance De Minimis Amounts) of the first SIX HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS (US $600,000.00), calculated on a cumulative basis under both this Agreement and the Gustafson LLC Purchase Agreement.

    Notwithstanding the terms of Section 8.4(d)(i), the Seller's indemnification of the Purchaser Indemnitees pursuant to Section 8.4(d)(i) for Cessation Environmental Liability to the extent in excess of the threshold amount specified in Section 8.4(d)(iv) shall not exceed a maximum total amount of TWO MILLION AND 00/100 UNITED STATES DOLLARS (US $2,000,000.00) per Location, other than the Calgary Location. Notwithstanding the foregoing, in no event shall the Seller be liable under Section 8.4(d)(i) for Cessation Environmental Liability which in the aggregate for all Locations, and all Locations as such term is defined in the Gustafson LLC Purchase Agreement exceeds FOUR MILLION AND 00/100 UNITED STATES DOLLARS ($US $4,000,000.00) calculated on a cumulative basis under both this Agreement and the Gustafson LLC Purchase Agreement.

(e)     Compliance with Environmental Law.

  Subject always to Section 8.4(a), the Seller shall have no liability for any incident of non compliance with applicable Environmental Law to the extent that it does not constitute an Environmental 1998 Excluded Obligation and it arose or arises from activities by the Seller or its Affiliates or by a Third Party prior to November 20, 1998. The Seller agrees that if Environmental Liability for non compliance with applicable Environmental Law arose before November 20, 1998 and continued after that date, then the Parties shall allocate the Environmental Liability for non compliance with applicable Environmental Law based on the total number of days the Seller and its Affiliates and their predecessors in respect of the Business, the Partnership and the Purchaser in respect of the Business, as the case may be, were out of compliance with applicable Environmental Law (the "Non Compliance Period"). Each day of the Non-Compliance Period shall be counted in determining the Environmental Liability. The Seller shall be fully (100%) responsible for the period prior to November 20, 1998 (the "Seller's Non Compliance Period"). Once the Seller's Non Compliance Period is determined, the Parties next will calculate how many days of the Non Compliance Period occurred during the time period beginning November 20, 1998 and ending on the Closing Date (the "JV Non Compliance Period"). The Seller's percentage share of Environmental Liability for non compliance with applicable Environmental Law under this Section 8.4(e)(i) shall be calculated by multiplying 0.5 by the fraction, the numerator of which is the number of days of the JV Non Compliance Period and denominator of which is the number of days of the Non Compliance Period minus the Seller's Non Compliance Period.

  Subject to Sections 8.4(e)(iii), (iv) and (v), the Seller shall indemnify and hold harmless the Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Losses due to Environmental Liability to the extent resulting from non compliance with Environmental Laws applicable to the operation of the Business between November 20, 1998 and the Closing Date discovered by the Purchaser or brought to the Purchaser's attention by a Governmental Authority or other Third Party on or before the second anniversary of the Closing Date.

  Notwithstanding the terms of Sections 8.4(e)(i) and 8.4(e)(ii), the Seller shall not be required to indemnify the Purchaser Indemnitees under Section 8.4(e)(i) or 8.4(e)(ii), unless such right to indemnification is asserted by the Purchaser (whether or not such Environmental Liability has actually been incurred) by written notice to the Seller, describing with reasonable specificity the facts giving rise to the asserted right on or before the date which is two (2) years after the Closing Date.

  Notwithstanding the terms of Sections 8.4(e)(i) and 8.4(e)(ii), but subject always to Section 8.4(a), the Seller shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(e)(i) and 8.4(e)(ii) with respect to Environmental Liability for any individual incident of non compliance with applicable Environmental Law applicable to the operation of the Business prior to the Closing Date that does not exceed the Contamination/Compliance De Minimis Amount. In addition, notwithstanding the terms of Sections 8.4(e)(i) and 8.4(e)(ii), the Seller shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(e)(i) and 8.4(e)(ii) for Environmental Liability for non compliance with applicable Environmental Law applicable to the operation of the Business until such time as the Environmental Liability for non compliance with such applicable Environmental Law exceeds the first ONE HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US $150,000.00), calculated on a cumulative basis for all Locations, and including Locations as defined in the Gustafson LLC Purchase Agreement, but specifically excluding all Contamination/Compliance De Minimis Amounts.

  The Seller shall indemnify the Purchaser Indemnitees pursuant to Sections 8.4(e)(i) and 8.4(e)(ii) for Environmental Liability, in excess of the threshold amount specified in Section 8.4(e)(iv), up to the amount of the Aggregate Indemnification Cap.

(f)     Occupational Exposure.

Subject always to the provisions concerning Environmental 1998 Excluded Obligations contained in the 1998 Purchase Agreement:

  [Intentionally Deleted.]

  Subject to Section 8.4(f)(iv) the Seller shall defend, indemnify and hold harmless the Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any Environmental Liability suffered by the Purchaser or its Affiliates, as a result or in connection with occupational exposures to one or more Hazardous Substance, to the extent the exposure occurred after November 20, 1998 and before the Closing Date.

  The Seller's indemnification obligation set forth in Section 8.4(f)(ii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. The Seller's indemnification obligation set forth in Section 8.4(f)(ii) shall be subject to no time limitation for making a Claim for Environmental Liability pursuant to Section 8.4(f)(iv).

  Notwithstanding the terms of Section 8.4(f)(ii), the Seller shall not be required to indemnify the Purchaser Indemnitees under Section 8.4(f)(ii), unless such right to indemnification is asserted by the Purchaser (whether or not such Environmental Liability has actually been incurred) by written notice to the Seller, describing with reasonable specificity the facts giving rise to the asserted right.

(g)     On-Site Contamination - Cessation of Operations at Calgary Location.

    Subject to Section 8.4(g)(ii), the Seller shall indemnify and hold harmless Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Environmental Liability incurred in complying with applicable Environmental Law or the terms of the existing Third Party real property lease for the Calgary Location: (A) discovered by the Purchaser or brought to the Purchaser's attention by a Governmental Authority or other Third Party (not an Affiliate of the Purchaser or the Partnership) as a result of or in connection with the permanent cessation of Business operations at the Calgary Location; and (B) resulting or arising from On-Site Contamination associated with the operation of the Business prior to the Closing Date ("Calgary Cessation Environmental Liability"). The Seller's liability under this Section 8.4(g)(i) shall be without regard to when the On-Site Contamination issue arose and to the extent On-Site Contamination arose prior to the Closing Date.
    Notwithstanding the terms of Section 8.4(g)(i), the Seller shall not be required to indemnify the Purchaser and the Purchaser Indemnitees under Section 8.4(g)(i), unless such right to indemnification is asserted by the Purchaser (whether or not such Calgary Cessation Environmental Liability has actually been incurred) by written notice to the Seller, describing with reasonable specificity the facts giving rise to the asserted right on or before the date which is two (2) years after the Closing Date.
    Notwithstanding the terms of Section 8.4(g)(i), the Seller shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(g)(i) for Calgary Cessation Environmental Liability until the amount thereof exceeds the Calgary Cessation De Minimis Amount.
    Notwithstanding the terms of Section 8.4(g)(i), the Seller's indemnification of the Purchaser and the Purchaser Indemnitees pursuant to Section 8.4(g)(i) for Calgary Cessation Environmental Liability to the extent in excess of the Calgary Cessation De Minimis Amount shall not exceed a maximum total amount of ONE MILLION AND 00/100 UNITED STATES DOLLARS (US $1,000,000.00).

8.5     Indemnification by the Purchaser for Environmental Matters

Notwithstanding anything to the contrary in this Agreement and subject always to the terms of Section 8.6, the Purchaser shall have no liability for Environmental Matters except as set forth in this Section 8.5.

(a)     Off-Site Liability.

    Subject always to the provisions of Sections 8.4(a) and 8.4(b), if a Claim is made against the Seller by a Governmental Authority or Third Party (which is not an Affiliate of the Purchaser) for any Off-Site Liability for which the Seller has agreed to indemnify the Purchaser and the Purchaser Indemnitees for one-half (50%) of the Off-Site Liability, then the Purchaser likewise agrees to indemnify the Seller and Seller Indemnitees for one-half (50%) of the Off-Site Liability at issue upon the same terms and subject to the same conditions, including without limitation, notification periods, applicable to the Seller's parallel indemnification obligation under Section 8.4(b).

    Subject always to the provisions of Sections 8.4(a) and 8.4(b), if, after the seventh (7th) anniversary of the Closing Date, a Claim is made against the Seller by a Governmental Authority or Third Party (which is not an Affiliate of the Purchaser) for any Off-Site Liability for Off-Site Locations never utilized by a Gustafson Business Entity prior to November 20, 1998 for which the Seller has agreed to indemnify Bayer Inc. (or the Purchaser as its successor in interest), the Purchaser and the Purchaser Indemnitees for one-half (50%) of the Off-Site Liability under Section 8.4(b)(iii), then Purchaser shall indemnify the Seller and the Seller Indemnitees for the Off-Site Liability at issue to the extent in excess of Seller's obligation for Off-Site Liability as determined under Sections 8.4(b)(iii), 8.4(b)(iv) and 8.4(b)(v). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser's indemnification obligation under this Section 8.5(a)(ii) shall be subject to no indemnification cap or notification period limitations.

    The Purchaser shall indemnify and hold harmless Seller Indemnitees from and against any and all Off-Site Liability associated with Hazardous Substances generated in connection with the Business by or at the direction of the Purchaser or its Affiliates after the Closing Date. The Purchaser shall either pay directly to Seller Indemnitees or reimburse Seller Indemnitees for any and all Off-Site Liability incurred by the Seller that is subject to the Purchaser's indemnification obligation under this Section 8.5(a)(iii).

    The Purchaser's indemnification obligation set forth in Section 8.5(a)(iii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. The Purchaser's indemnification obligation set forth in Section 8.5(a)(iii) shall be subject to no time limitation for making a claim for Environmental Liability pursuant to Section 8.5(a).

    Notwithstanding the terms of Section 8.5(a)(iii), the Purchaser shall not be required to indemnify Seller Indemnitees under Section 8.5(a)(iii), unless such right to indemnification is asserted by the Seller (whether or not such Environmental Liability has actually been incurred) by written notice to the Purchaser, describing with reasonable specificity the facts giving rise to the asserted right.

(b)      On-Site Contamination.

    Subject always to the provisions of Sections 8.4(c) and 8.4(d), if a Claim is made against the Seller by a Governmental Authority or Third Party for any Environmental Liability for On-Site Contamination for which the Seller has agreed to indemnify the Purchaser and the Purchaser Indemnitees for one-half (50%) of the Environmental Liability, then for Claims made on or before the fourth (4th) anniversary of the Closing date, the Purchaser shall indemnify the Seller and Seller Indemnitees for one-half (50%) of the Environmental Liability at issue upon the same terms and subject to the same conditions, including without limitation, the Contamination/Compliance De Minimis Amount and the per Location threshold amount specified in Section 8.4(c)(iv) applicable to the Seller's parallel indemnification obligation under Section 8.4(c). For Claims made after the fourth (4th) anniversary of the Closing Date, the Purchaser shall indemnify the Seller and Seller Indemnitees for Environmental Liability for On-Site Contamination to the extent in excess of the Seller's obligation for Environmental Liability for On-Site Contamination as determined under Section 8.4(c) and the Purchaser's indemnification obligations shall not be subject to the Contamination/Compliance De Minimis Amount or the per Location threshold amount specified in Section 8.4(c)(iv). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser's indemnification obligation under this Section 8.5(b)(i) shall be subject to no indemnification cap or notification period limitations.

    The Purchaser shall indemnify and hold harmless Seller Indemnitees from and against any and all Environmental Liability for On-Site Contamination associated with the operation of the Business after the Closing Date. The Purchaser shall either pay directly to Seller Indemnitees or reimburse Seller Indemnitees for any and all Environmental Liability associated with On-Site Contamination incurred by the Seller that is subject to the Purchaser's indemnification obligation under this Section 8.5(b)(ii).

    The Purchaser's indemnification obligation set forth in Section 8.5(b)(ii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. The Purchaser's indemnification obligation set forth in Section 8.5(b)(ii) shall be subject to no time limitation for making a claim for Environmental Liability pursuant to Section 8.5(b)(ii).

    Notwithstanding the terms of Section 8.5(b)(ii), the Purchaser shall not be required to indemnify Seller Indemnitees under Section 8.5(b)(ii), unless such right to indemnification is asserted by the Seller (whether or not such Environmental Liability has actually been incurred) by written notice to the Purchaser, describing with reasonable specificity the facts giving rise to the asserted right.

(c)     Compliance with Environmental Law.

    Subject always to the provisions of Section 8.4(e), if a Claim is made against the Seller by a Governmental Authority or Third Party for any Environmental Liability for non compliance with Environmental Law for which the Seller has agreed to indemnify the Purchaser and the Purchaser Indemnitees for one-half (50%) of the Environmental Liability, then for Claims made on or before the second (2nd) anniversary of the Closing Date, the Purchaser shall indemnify the Seller and Seller Indemnitees for one-half (50%) of the Environmental Liability at issue upon the same terms and subject to the same conditions, including without limitation, the Contamination/Compliance De Minimis Amount and the cumulative threshold amount specified in Section 8.4(e)(iv), applicable to the Seller's parallel indemnification obligations under Section 8.4(e). For Claims made after the second (2nd) anniversary of the Closing Date, the Purchaser shall indemnify the Seller Indemnitees for Environmental Liability for non compliance with Environmental Law to the extent in excess of Seller's obligation for Environmental Liability for non compliance with Environmental Law as determined under Section 8.4(e) and the Purchaser's indemnification obligation shall not be subject to the Contamination Compliance De Minimis Amount or the cumulative threshold amount specified in Section 8.4(e)(iv). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser's indemnification obligation under this Section 8.5(c)(i) shall be subject to no indemnification cap or notification period limitations.

    The Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any and all Environmental Liability for non compliance with applicable Environmental Laws occurring after the Closing Date. The Purchaser shall either pay directly to Seller Indemnitees or reimburse Seller Indemnitees for any and all Environmental Liability for non compliance with applicable Environmental Laws incurred by Seller that is subject to the Purchaser's indemnification obligation under this Section 8.5(c)(ii).

    The Purchaser's indemnification obligation set forth in Section 8.5(c)(ii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. The Purchaser's indemnification obligation set forth in Section 8.5(c)(ii) shall be subject to no time limitation for making a claim for Environmental Liability pursuant to Section 8.5(c)(ii).

    Notwithstanding the terms of Section 8.5(c)(ii), the Purchaser shall not be required to indemnify Seller Indemnitees under Section 8.5(c)(ii), unless such right to indemnification is asserted by Seller (whether or not such Environmental Liability has actually been incurred) by written notice to the Purchaser, describing with reasonable specificity the facts giving rise to the asserted right.

(d)     Occupational Exposures.

    [Intentionally Deleted.]

    The Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against one half (50%) of any Environmental Liability suffered by the Seller Indemnitees, as a result of or in connection with occupational exposures to one or more Hazardous Substances, to the extent exposure occurred after November 20, 1998 and before the Closing Date.

    The Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against all (100%) of any Environmental Liability suffered by the Seller Indemnitees, as a result of or in connection with occupational exposures to one or more Hazardous Substances, to the extent exposure occurred on and after the Closing Date.

    The Purchaser's indemnification obligations set forth in Sections 8.5(d)(ii) and (d)(iii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. The Purchaser's indemnification obligation set forth in Sections 8.5(d)(ii) and (d)(iii) shall be subject to no time limitation for making a Claim for Environmental Liability pursuant to Section 8.5(d)(iv).

    Notwithstanding the terms of Sections 8.5(d)(ii) and (d)(iii), the Purchaser shall not be required to indemnify the Seller Indemnitees under Sections 8.5(d)(ii) and (d)(iii), unless such right to indemnification is asserted by the Seller (whether or not such Environmental Liability has actually been incurred) by written notice to the Purchaser, describing with reasonable specificity the facts giving rise to the asserted right.

(e)     Cessation Environmental Liability.

Seller's liability for Cessation Environmental Liability and Calgary Cessation Environmental Liability shall be limited as set forth in Section 8.4(d) and Section 8.4(g). If a Claim is made against Seller by a Governmental Authority or Third Party for Cessation Environmental Liability or Calgary Cessation Environmental Liability, then the Purchaser shall indemnify the Seller for any and all Cessation Environmental Liability and Calgary Cessation Environmental Liability to the extent in excess of Seller's obligation for Cessation Environmental Liability and Calgary Cessation Environmental Liability as determined under Section 8.4(d) and Section 8.4(g). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser's indemnification obligation under this Section 8.5(e) shall be subject to no indemnification cap or notification period limitations.

8.6     Procedure for Third Party Claims.

    In the event a Claim by a Third Party arises that is covered by the indemnity provisions of Section 8.2, 8.3, 8.4 or 8.5, written notice pursuant to Section 11.11 shall be promptly given by the party seeking indemnification to the indemnifying party.
    A delay or failure by a party seeking indemnification to provide such prompt written notice to the other party of such Claim shall not render the indemnification provisions invalid against such seeking party, except to the extent that the other party is prejudiced by such delay or failure in its attempt to mitigate or resolve such Claim, provided that notice may not and shall not be given later than the day on which the survival time period for that Claim expires.
    If the written notice of an indemnification Claim is timely made as required by Section 8.2(c), Section 8.3(b), Section 8.4 or Section 8.5, as applicable, then the indemnifying party's indemnification obligations shall continue as to that Claim, until such Claim is dismissed, settled, satisfied or otherwise resolved. Once timely notice is provided, an indemnifying party's indemnification obligation shall be subject to no time limitation.
    For each indemnified matter involving Environmental Matters, the Parties agree that they shall seek the lowest overall cost course of action available to fully comply with all of the requirements of applicable Environmental Law, including but not limited to the use of risk based remediation and/or institutional or land use controls consistent with the use of a Location as of the Effective Date, whether such remediation standards are based on industrial, commercial or non-residential uses.
    (i) Provided that the indemnifying party admits in writing to the party seeking indemnification that such Third Party Claim is covered by the indemnity provisions of Section 8.2(a)(i)(A), (a)(i)(C), (a)(ii), (a)(iii) and (a)(v), Section 8.3, Sections 8.4(a), 8.4(b)(i), Sections 8.5(a)(ii) and (a)(iii), 8.5(b)(i) (for Claims made after the fourth anniversary of the Closing Date) and (b)(ii), 8.5(c)(i) (for Claims made after the second anniversary of the Closing Date) and (c)(ii), 8.5(d)(iii) or 8.5(e) within thirty (30) days after written notice of the indemnification Claim, the indemnifying party shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of the indemnifying party; provided, however, that the indemnifying party may not effect any settlement that could result in any cost, expense or liability to the party seeking indemnification or subject the party seeking indemnification to other than monetary damages unless such party consents in writing prior to such settlement and the indemnifying party agrees to indemnify such party therefor. The party seeking indemnification may select counsel to participate in any defence, in which event counsel for the party seeking indemnification shall be at the sole cost and expense of such party. Notwithstanding the foregoing, if the indemnifying party fails to admit within thirty (30) days after written notice of the indemnification Claim, the party seeking indemnification shall have the right to contest and defend by all appropriate legal proceedings the Claim and to control all settlements and to select lead counsel to defend any and all such Claims at the sole cost sand expense of the indemnifying party provided however, that the indemnifying party shall not be obligated to pay such costs and expenses if such party is not required, pursuant to Article 8, to indemnify Losses related to the Claim asserted in the notice.

            (ii)    If the indemnified party is seeking indemnification for a Third Party Claim under the indemnity provisions of Article 8 other than those listed in the first sentence of Section 8.6(e)(i), the party seeking indemnification shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements and to select lead counsel to defend any and all such Claims, the cost and expense of which is to be shared equally between the indemnifying party and the indemnified party; provided, however, that the indemnified party may not effect any settlement that could result in any cost, expense or liability to the indemnifying party or subject the indemnifying party to other than monetary damages unless such party consents in writing prior to such settlement. The indemnifying party may select counsel to participate in any defense, in which event counsel for the indemnifying party shall be at the sole cost and expense of such party.

(f) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defence, compromise, or settlement of any such Claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control and providing status reports as reasonably requested.

(g) The amounts for which an indemnifying party shall be liable under Sections 8.2, 8.3, 8.4 and 8.5 shall be net of any insurance proceeds actually received by the indemnified party and/or its Affiliates in connection with the amounts or the facts giving rise to the right of indemnification. The amounts for which the indemnifying party shall be liable under Sections 8.2, 8.3, 8.4 and 8.5 shall also include reasonable legal fees and all other costs and expenses incurred by the indemnified party and/or its Affiliates in enforcing its rights to indemnification.

(h) Notwithstanding Section 8.6(e), if an indemnification obligation arises under Section 8.4 or 8.5, and if the underlying Environmental Liability involves Environmental Clean-up, Environmental Costs or communications with a Governmental Authority or Third Party concerning Environmental Clean-up or compliance with applicable Environmental Laws, then the indemnified party agrees that, if and only to the extent relevant to indemnifying party's indemnification obligation, a representative of the indemnifying party shall have the right, but not the obligation, to participate in and approve (which approval shall not be unreasonably withheld, conditioned or delayed) (A) the development of any plan for Environmental Clean-up and/or for complying with applicable Environmental Law, and (B) any meetings or negotiations with one or more Governmental Authority concerning Environmental Clean-up or compliance with applicable Environmental Laws.

(i) All disputes between the parties relating to matters addressed in Sections 8.2, 8.3, 8.4 and 8.5 shall be subject to Section 11.4 and the Dispute Resolution procedure set forth in Exhibit E.

(j) As between the Purchaser and Seller, the remedies set forth in this Article 8 (other than those under Sections 8.2(a)(v), 8.2(b) or 8.4(a) or with respect to any obligation set forth in a Closing Agreement) and the 1998 Purchase Agreement shall be the sole and exclusive remedies with respect to this Agreement and the transactions provided for herein or contemplated hereby; provided, however, that this Section 8.6(j) shall not restrict the rights of a party to seek and obtain injunctive relief to specifically enforce the other party's obligations or to seek and obtain relief for fraud.

(k) Other than as provided in Sections 8.4 and 8.5, the Seller acknowledges and agrees that nothing in this Agreement or in any Closing Agreement shall expand, affect, eliminate or modify the indemnification obligations of the Seller under the 1998 Purchase Agreement, to the extent any such indemnifications remain for the periods and in the amounts set forth in the 1998 Purchase Agreement. For the avoidance of doubt, the indemnification amounts set forth in the 1998 Purchase Agreement and the indemnification amounts set forth in this Agreement are not cumulative.

8.7     Effect of Indemnification Payment on Purchase Price

A payment made by the Seller to a Purchaser Indemnitee pursuant to this Article 8 shall be a reduction in the Purchase Price. A payment made by the Purchaser to a Seller Indemnitee pursuant to this Article 8 shall be an increase in the Purchase Price.

ARTICLE 9 FINDERS AND BROKERS FEES

Each of the parties to this Agreement represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other Person is entitled to any compensation including, without limitation, a commission or finder's fee, in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, Claim, or expense incurred by reason of any compensation, including, without limitation, brokerage, commission, or finder's fee, alleged to be payable because of any act, omission, or statement of the indemnifying party.

ARTICLE 10 DEFAULT AND TERMINATION

10.1     Default

  In the event that all the conditions precedent set forth in Sections 6.1 and 6.3 have been satisfied by the Seller on or prior to the Closing Date, and the Seller is ready, willing and able to proceed with the Closing, but the Purchaser is unable, unwilling or refuses to consummate the Closing in accordance with this Agreement, or in the event that the Purchaser is otherwise in breach of this Agreement, then the Seller may proceed to protect and enforce its rights pursuant to Section 10.3.

  In the event that all the conditions precedent set forth in Sections 6.2 and 6.3 have been satisfied by the Purchaser, on or prior to the Closing Date, and the Purchaser is ready, willing and able to proceed with the Closing, but the Seller is unable, unwilling or refuses to consummate the Closing in accordance with this Agreement, or in the event that the Seller is otherwise in breach of this Agreement, then the Purchaser may proceed to protect and enforce its rights pursuant to Section 10.3.

         Termination

In addition to the rights of the parties set forth in Section 3.1:

    This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Seller and the Purchaser.
    If on the Closing Date, any one or more conditions precedent to Closing set forth in Sections 6.1 and 6.3 has not been fulfilled or satisfied by the Seller, or waived by the Purchaser, then the Purchaser may, effective upon notice to the Seller, terminate this Agreement.
    If on the Closing Date, any one or more conditions precedent to Closing set forth in Sections 6.2 and 6.3 of this Agreement has not been fulfilled or satisfied by the Purchaser, or waived by the Seller, then the Seller may, effective upon notice to the Purchaser, terminate this Agreement.
         Rights on Termination; Waiver
    If this Agreement is terminated pursuant to Section 10.2(a), all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except as otherwise provided in this Section 10.3, and except that the obligations contained in Sections 11.2, 11.9 and 11.14 shall survive any such termination.
    In the event this Agreement is terminated by the Seller pursuant to Section 10.2(c), as a result of the Purchaser's failure to satisfy any of the conditions precedent to Closing set forth in Sections 6.2 and 6.3 (other than approvals by and clearances from all Governmental Authorities, lenders, and other Third Parties unless the Purchaser has failed to comply with its obligations under this Agreement to seek such approvals or consents), then the Seller may pursue any and all legal and or equitable remedies available to them pursuant to this Agreement as a result of such breach of this Agreement.
    In the event that this Agreement is terminated by the Purchaser as a result of the Seller's failure to satisfy any of the conditions precedent to Closing set forth in Sections 6.1 and 6.3, (other than approvals by and clearances from all Governmental Authorities, lenders, and other Third Parties unless the Seller has failed to comply with its obligations under this Agreement to seek such approvals or consents), then the Purchaser may pursue any and all legal and/or equitable remedies available to it pursuant to this Agreement as a result of such breach of this Agreement.
    If any of the conditions set forth in Sections 6.1 and 6.3 have not been satisfied, the Purchaser may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Section 6.2 and 6.3 have not been satisfied, the Seller may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. Any condition set forth in Sections 6.1, 6.2 and 6.3 which has not been fulfilled, complied with, satisfied or performed at or prior to the Closing Date shall be conclusively deemed waived if the Purchaser and the Seller consummate the Closing despite the lack of fulfillment, compliance with, satisfaction or performance of, such condition; provided, that, any such consummation of the Closing without the fulfillment, compliance, satisfaction or performance of any condition set forth in Sections 6.1 or 6.2 shall not relieve the Purchaser or the Seller from their respective indemnification obligations under Sections 8.2, 8.3, 8.4 and 8.5.

ARTICLE 11 MISCELLANEOUS

11.1     Transaction Costs

    The Seller and the Purchaser shall share equally the cost of any and all federal, provincial, or local, conveyance, retail sales, good and services, recording, stamp, transfer and any similar tax, fee or duty ("Transfer Taxes") required to be paid in respect of the conveyance, assignment, or transfer to the Purchaser of the Offered Partnership Interest or the filing and recording thereof.

    The Seller and the Purchaser shall share equally all fees, and all costs associated with any provincial transfer statutes, if applicable.

    In respect of the purchase and sale of the Partnership Interest under this Agreement, the Purchaser shall not require the Seller to comply, or to assist the Purchaser to comply, with the requirements of (a) the Bulk Sales Act (Ontario) and any other applicable provincial or territorial bulk sales legislation, or (b) section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable provincial or territorial tax legislation. Notwithstanding the foregoing, the Seller shall indemnify and save harmless the Purchaser, its directors, officers, employees, and agents (in this Section collectively referred to as the "Indemnified Parties"), from and against all Claims which may be made or brought against the Indemnified Parties by creditors of the Seller, or which the Indemnified Parties may suffer or incur arising out of Claims by creditors of the Seller due to such non-compliance.

11.2     Confidentiality

    Except as may be specifically authorized in this Agreement or in a Closing Agreement, or as may be otherwise specifically agreed by the Purchaser and Seller, in writing, Seller shall, and shall cause its Affiliates to: (i) hold the Confidential Information of the Partnership and the Purchaser in strict confidence and refrain from disclosing, publishing or making use of any and all such Confidential Information; (ii) not disclose such Confidential Information to any Third Parties; (iii) take all reasonable steps to prevent such disclosure, which steps include at least those taken by the Seller to protect its own Confidential Information of like kind; and (iv) not use any Confidential Information of another party for any purpose except as provided in this Agreement or any applicable Closing Agreement.
    Except as may be specifically authorized in this Agreement or in a Closing Agreement, or as may be otherwise specifically agreed by the Purchaser and Seller, in writing, the Purchaser shall, and shall cause its Affiliates to (i) hold the Confidential Information of the Seller and its Affiliates not related to the Business in strict confidence and refrain from disclosing, publishing or making use of any and all such Confidential Information; (ii) not disclose such Confidential Information to any Third Parties; (iii) take all reasonable steps to prevent such disclosure, which steps include at least those taken by the Purchaser to protect its own Confidential Information of like kind; and (iv) not use any Confidential Information of another party for any purpose except as provided in this Agreement or any applicable Closing Agreement.
    The obligations set forth in Sections 11.2(a) and 11.2(b) shall not apply to Confidential Information to the extent such Confidential Information (i) is or becomes generally available to the public other than as a result of a disclosure prohibited hereby or in any of the Closing Agreements, or (ii) is required to be disclosed by Law, as reasonably determined by the receiving party's counsel (in which case the receiving party shall use its best efforts to provide the other party with as much advance notice as possible with respect to the reasons for and text of such disclosure and to make such disclosure no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure).
    The provisions of this Section 11.2 are intended to supplement and not supersede any existing confidentiality agreements between the parties.

11.3     No Third Party Beneficiaries

Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person (including, but not limited to, any employee or former employee of the Partnership) other than the parties hereto, and solely to the extent provided in Sections 8.2, 8.3, 8.4 and 8.5. Except as provided in Sections 8.2, 8.3, 8.4 and 8.5, the Seller Indemnitees, the Purchaser Indemnitees, and other Persons shall have no rights or remedies hereunder. No Third Party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The Purchaser and the Seller assume no liability to any Third Party because of any reliance on the representations, warranties and agreements of the Purchaser and Seller contained in this Agreement.

11.4     Expenses of the Parties

Subject to Sections 5.3, 8.2, 8.3, 8.4, 8.5, 8.6, 10.3 and 11.1 hereof, all expenses involved in the preparation, authorization, and consummation of this Agreement, incurred up to and including the Closing, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith, shall be borne solely by the party who shall have incurred the same, and the other parties shall have no liability in respect thereof; provided, however, that nothing herein shall be construed to release or impair any Claim for damages by any party under Sections 8.2, 8.3, 8.4, 8.5, 8.6 or 10.3.

11.5     Amendment and Waiver

No amendment, supplement, or modification of this Agreement shall be binding unless executed in writing by the parties. Any party's failure to insist on strict performance of any provision of this Agreement shall not be deemed a waiver of any other provision of this Agreement, nor shall such waiver relieve any other party from performing any subsequent obligation strictly in accordance with the terms of this Agreement. No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought. The waiver shall be limited to provisions of this Agreement specifically referred to therein and shall not be deemed a waiver of any other provision. No waiver shall constitute a continuing waiver unless the writing states otherwise.

11.6     Headings for Convenience

The Section headings of this Agreement are included for convenience only and shall not be deemed to limit or otherwise affect the construction of any of its provisions.

11.7     Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8     Binding Effect

Subject to the provisions of Section 11.12, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective administrators, legal representatives, successors and permitted assigns.

11.9     Publicity

The parties hereto expect to make a public announcement of the transactions contemplated herein as soon as practicable after the execution hereof pursuant to a joint press release in the form previously agreed upon by the Purchaser and Seller. Thereafter and until the Closing, all general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Business of the Partnership and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Purchaser and Seller; provided, however, that: (a) each of Seller or the Purchaser shall be entitled to make a public announcement relating to the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with Law or applicable stock exchange rules and regulations (in which case the disclosing party shall use its best efforts to provide the other party with as much advance notice as possible with respect to the reasons for and text of such announcement and to make such announcement no more extensive than is necessary to meet the minimum requirement imposed on the party making such announcement); and (b) upon the prior consent of the Purchaser and Seller, the Partnership and its officers may make disclosures of information (other than Confidential Information) to customers and suppliers of the Business, but solely to the extent that such disclosures are necessary to obtain the consents and approvals required to be obtained by the Seller or the Purchaser pursuant to this Agreement, or to the extent that such disclosures are required to preserve the Business relationships with such Third Parties.

11.10     Complete Agreement

This Agreement and the documents referred to herein (including, but not limited to the 1998 Purchase Agreement) and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

11.11     Notices

All notices and other communications required or permitted by this Agreement shall be in writing in the English language, may be given by a party or its legal counsel, and shall deemed to be duly given (a) when personally delivered (provided written confirmation thereof is also delivered by express courier), (b) upon delivery by a nationally recognized courier service in Canada which provides evidence of delivery, or (c) upon delivery of a facsimile transmission, provided a copy thereof is also delivered in person or by express courier.

Notice to the Purchaser shall be sufficient if given to:

Bayer CropScience Inc.
3131 114 Street SE
Calgary, Alberta T2Z 3X2
Attn: President and Chief Executive Officer
Facsimile Number: (403) 723-7489
Telephone Number: (403) 723-7410

with a copy to:

Bayer CropScience AG
Alfred-Nobel-Str. 50
D-40789 Monheim am Rhein
Germany
Attn: General Counsel
Facsimile Number: 011 49 2173 385143

Notice to the Seller shall be sufficient if given to:

Crompton Co./Cie
25 Erb Street
Elmira, ON N3B 3A3
Attn: David K. Ash
Facsimile Number: (519) 669-4404
Telephone Number: (519) 669-1671 Ext. 228

with a copy to:

Crompton Corporation
Benson Road
Middlebury, CT 06749
Attn: John T. Ferguson II, Senior Vice President and General Counsel
Facsimile Number: 203-573-4301
Telephone Number: 203-573-2000

Each party shall have the right to designate other or additional addresses or addressees for the delivery of notices, by giving notice as provided in this Section 11.11.

11.12     Assignment

This Agreement and each party's respective rights hereunder, may not be assigned by any party without the prior written consent of all the other parties hereto, to be given or withheld in the sole discretion of each party. Any attempted assignment in violation of this Section 11.12 shall be deemed to be void.

11.13     Severability

In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the provision shall be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

11.14     Choice of Law; Choice of Forum

  Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the Province of Ontario, Canada.
  Dispute Resolution. Any and all Disputes arising out of or related to this Agreement including, without limitation, questions concerning the construction, enforceability, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, and any Dispute which relates to the Confidential Information of any party hereto, shall be initially mediated in accordance with the Dispute resolution procedures set forth in this Section 11.14 and Exhibit E. No provision of, or the exercise of any rights under, this Section 11.14 and Exhibit E shall limit the right of any party to pursue all legal remedies available to them, or obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction before, during or after the pendency of any alternative dispute resolution.
  Waiver of Trial by Jury. SELLER AND PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.
  Consent to Jurisdiction. The Seller and the Purchaser each irrevocably consent that any action or proceeding against it under, arising out of or in any manner relating to this Agreement shall be brought in the courts of the Province of Ontario. The Seller and the Purchaser hereby each expressly and irrevocably assent and submit to the personal jurisdiction of any such court in any such action or proceeding. The Seller and the Purchaser each further irrevocably consent to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof by hand or by mail in the manner provided for in Section 11.11 of this Agreement and consent that it may be served with any process or paper by registered mail or by personal service within or without the Province of Ontario in accordance with applicable law. The Seller and the Purchaser each waive any objection, claim or defense that it may have at any time to the laying of venue of any such action or proceeding in any such court, irrevocably waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and further, irrevocably waive the right to object, with respect to any such action or proceeding brought in any such court, that such court does not have jurisdiction over such party.

[the next page is the signature page]

IN WITNESS WHEREOF, each of the parties has caused this Purchase Agreement to be duly executed as of the date first above written.

CROMPTON CO./CIE		BAYER CROPSCIENCE INC.
By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT A
[INTENTIONALLY DELETED]

EXHIBIT B
[INTENTIONALLY DELETED]

EXHIBIT C
FORM OF OPINION OF COUNSEL TO PURCHASER

EXHIBIT D
FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E
FORM OF ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

  Method of Invoking ADR Procedures

    These procedures may be invoked by any party by giving written notice to the others of the dispute and designating one or more Persons (collectively, the "Designee") to act on behalf of the disputing party regarding the dispute. The other parties shall be required to respond to the disputing party's notice within ten (10) business days by designating in writing its own Designee. A party may choose to represent itself, or if it appoints a Designee, its officers may nonetheless attend such meetings.

    The parties, each acting through its Designee, shall meet at a mutually acceptable time and place within ten (10) business days after the non-disputing party designates its Designee to the others. At that meeting, the parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.

    If, within ten (10) business days after the first meeting or within such longer period of time as the parties may mutually agree, the parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.

    The parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the parties are unable to agree on a mutually acceptable mediator within five (5) business days after the conclusion of the negotiations described in Paragraph 3 above, then the parties shall select a neutral Third Party from American Arbitration Association ("AAA") in New York, New York, with the assistance of AAA, unless the parties agree otherwise in finding a mutually acceptable mediator.

    Each party to the dispute shall bear an equal share of the fees and costs of the mediator, and any fees and costs of AAA.

    The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days from appointment of a mediator by any of the parties or the AAA.

    The parties agree that the mediation period may be extended for an additional thirty (30) days beyond the initial thirty (30) day period upon agreement of the parties. Either party may terminate the mediation at any time after the initial thirty (30) days or when any agreed upon extension has expired.

  Mediation Procedures

    The mediator shall be neutral and impartial.

    The mediator shall control the procedural aspects of the mediation. The parties will cooperate fully with the mediator.

      The mediator is free to meet and communicate separately with each party.

      The mediator will decide when to hold joint meetings with the parties and when to hold separate meetings. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.

    Each party may be represented by more than one Person, including an attorney.

    The process will be conducted expeditiously.

    The mediator will not transmit information received from any party to another party or any third Person unless authorized to do so by the party transmitting the information.

    The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the applicable rules of evidence. Further, the parties will not disclose the existence of a dispute or information regarding the mediation to third Persons including, without limitation, the media.

    The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures. The parties agree that any and all statutes of limitation or periods of time for taking action shall be tolled during the time period that the parties are engaged in mediation.

    Unless all parties and the mediator otherwise agree in writing:

      The mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves Persons not parties to this mediation);

      The mediator, at the conclusion of the mediation, will immediately either destroy and certify destruction of, or return to the providing party, any and all documents and information in the mediator's possession, whether or not the mediation was successful; and

      The mediator will not be subpoenaed in any such investigation, action or preceding and all parties will oppose any effort to have the mediator subpoenaed.

    The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.

    The mediator shall not be liable for any act or omission in connection with the mediation.

    The mediator may withdraw at any time by written notice to the parties (i) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.

  Litigation

  If the parties do not resolve the dispute through mediation within the period provided in Section A above, the parties may pursue any and/or all applicable legal and/or equitable remedies available to them.

  EXHIBIT F
  FORM OF TERMINATION AGREEMENT FOR
  MARKETING RIGHTS AND MARGIN AGREEMENT

  EXHIBIT G
  FORM OF AMENDMENT TO PRE-EXERCISE DISTRIBUTION
  AND TECHNOLOGY LICENSE AGREEMENT

  EXHIBIT H
  [INTENTIONALLY DELETED]

  EXHIBIT I
  FORM OF CONSENT (MATERIAL CONTRACTS)

  EXHIBIT J
  FORM OF INCUMBENCY AND SPECIMEN CERTIFICATE

  EXHIBIT K
  FORM OF OFFICER'S CERTIFICATE REGARDING WARRANTIES

  EXHIBIT L
  [INTENTIONALLY DELETED]

  EXHIBIT M
  [INTENTIONALLY DELETED]

  EXHIBIT N
  FORM OF DISTRIBUTOR AGREEMENT - CANADIAN FORMULATIONS

  EXHIBIT O
  [INTENTIONALLY DELETED]

  EXHIBIT P
  FORM OF canadian SERVICES TERMINATION AGREEMENT

  EXHIBIT Q
  [INTENTIONALLY DELETED]

  EXHIBIT R
  form of transition services agrEement

  EXHIBIT S
  [INTENTIONALLY DELETED]

  EXHIBIT T
  FORM OF RELEASE AGREEMENT

  EXHIBIT U
  list of existing products

  EXHIBIT V-1
  7.1(F) AGREEMENTS - THIRD PARTY

    Confidential Disclosure Agreement on Biologicals from Kumiai - Li-2-0897A dated September 11, 2003.

    Confidential Disclosure Agreement on Crown product efficacy - Li-2-1122 dated January 15, 2004.

    Confidential Disclosure Agreement on Biologicals testing with Certis Europe dated April 1, 2003.

    Marketing Rights and Margin Agreement dated November 20, 1998 (as to Ipconazole).

    Confidential Disclosure Agreement on MTI-446 - Li-2-0452 dated June 19, 2002.

    EXHIBIT V-2
    7.1(F) AGREEMENTS - CROMPTON

    Contract Formulator Agreement dated November 18, 1998.

    Confidential Disclosure Agreement on UBI-2791 and UBI-2787 - LI-7577 dated January 5, 2000.